As filed with the Securities and Exchange Commission on August __, 1998

                                                     Registration No. 333-41635

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                       ----------------------------------
                                SECOND AMENDMENT
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------
                            GRIFFIN GOLD GROUP, INC.
--------------------------------------------------------------------------------
                 (Exact name of Registrant specified in charter)

Delaware                       1041                  76-0528788
--------------------------------------------------------------------------------
(State of                 (Primary Industrial       (I.R.S. Employer
Incorporation)             Classification)            I.D.#)

                          15915 Katy Freeway, Suite 250
                              Houston, Texas 77094
                               Tel: (281) 398-5588
--------------------------------------------------------------------------------
               (Address, including zip code of principal place of
              business and telephone number, including area code of
                   Registrant's principal executive offices.)

                  Richard W. Lancaster            With a copy to:
                         President                Randall W. Heinrich
              15915 Katy Freeway, Suite 250       Gillis & Slogar, L.L.P.
                    Houston, Texas 77094          1000 Louisiana, Suite 6905
                   Tel:  (281) 398-5588           Houston, Texas 77002
              (Name, address, including zip code  (713) 951-9100
               and telephone number, including
               area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].









                                           CALCULATION OF REGISTRATION FEE

                                                                                  Proposed
Title of each class                         Proposed                              maximum
of securities to be        Amount to be     maximum offering                      aggregate         Amount of
registered                  registered       price per share                      offering price   registration fee

Common Stock                   500,000(1)         $.50                          $  138,525       $   40.86

Class A Warrants             1,500,000(1)         $.50                          $  195,900       $   57.79

Common Stock                 1,500,000            $.50                          $  750,000        $ 221.25
underlying Class
A Warrants

Class B Warrants             1,500,000(2)          -0-                             -0-               -0-

Common Stock                 1,500,000           $1.00                          $ 1,500,000       $ 442.50
underlying Class
B Warrants

Common Stock                    250,000           $.50                          $   125,000       $  36.88
underlying LS Capital
Corporation Warrant

Common Stock                 5,000,000(3)         $1.00                         $ 5,000,000      $1,475.00

Total                        11,750,000          ------                         $ 7,709,425      $2,274.28(4)

--------------------

(1) Approximately 277,050 shares of Common Stock and approximately 1,108,200 Class A Warrants are to be distributed to the stockholders of LS Capital Corporation for no consideration from such stockholders. The remaining approximately 222,950 shares of Common Stock and approximately 391,800 Class A Warrants may be sold by LS Capital Corporation at prices that are estimated to be, for purposes of fee calculation, $.50 per share and $.50 per warrant.
(2) To be issued to the holders of the Class A Warrants upon the exercise thereof for no consideration from such holders.
(3) To be offered on a delayed or continuous basis pursuant to possible business combination transactions in the future at prices equivalent to the then current market price or a slight discount therefrom; for purposes of fee calculation, determined to be $1.00 per share.
(4)      $1,475.00 has previously been paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                    PROSPECTUS

                                              GRIFFIN GOLD GROUP, INC.

                                         8,750,000 Shares of Common Stock
                                            1,500,000 Class A Warrants
                                            1,500,000 Class B Warrants

         This Prospectus relates to the distribution (the "Distribution") by LS Capital Corporation, a Delaware corporation ("LS Capital"), to holders of record of LS Capital common stock at the close of business on __________________ _____, 1998 (the "Record Date") of certain securities of Griffin Gold Group, Inc., a Delaware corporation (the "Company"). The securities to be distributed include approximately 277,050 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and approximately 1,108,200 redeemable common stock purchase warrants (the "Class A Warrants") entitling the holders thereof to acquire an aggregate of 1,108,200 shares of Common Stock at a per-share price of $.50. The Common Stock and Class A Warrants comprising the Distribution can be traded separately immediately upon issuance. See "DESCRIPTION OF CAPITAL STOCK." The Company is a newly-formed company engaged in efforts to extract (by means of certain technologies) precious minerals believed to be located on certain tracts of land controlled by the Company and located in the Amargosa Valley in the upper Mohave Desert in California. See "BUSINESS."

         In connection with the Distribution, each stockholder of LS Capital will generally receive one share of Common Stock and four Class A Warrants for each fifty shares of LS Capital common stock owned on the Record Date. However, fractional shares will not be issued, but instead a LS Capital stockholder otherwise entitled to a fractional share will receive a cash dividend in lieu thereof. Certificates representing the number of shares of Common Stock and number of Class A Warrants to which LS Capital stockholders are entitled are being mailed with this Prospectus. Checks representing payment of cash dividends in lieu of fractional shares may be obtained by LS Capital stockholders by submitting a written request therefor to the corporate headquarters of LS Capital. For more information about the Distribution, see "THE DISTRIBUTION." Management believes that shares of Common Stock comprising the Distribution and received by LS Capital's stockholders will be characterized as taxable dividends to such stockholders upon receipt. See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences." FOR A DISCUSSION OF CERTAIN RISKS RELATING TO THE ACQUISITION AND OWNERSHIP OF THE COMMON STOCK, SEE "RISK FACTORS."

         No consideration will be paid by LS Capital's stockholders for the approximately 277,050 shares of Common Stock and the approximately 1,108,200 Class A Warrants comprising the Distribution. The Company will not receive any proceeds from the Distribution or from the sale of the other shares of Common Stock and Class A Warrants being registered on behalf of LS Capital, as discussed herein. The Company will receive all proceeds from the exercise of the Class A Warrants as well as the other class of warrants discussed below. For more information about the use of proceeds from the exercise of the warrants, see "USE OF PROCEEDS."

         There is no current public trading market for the shares of Common Stock or the Class A Warrants. Subject to the sponsorship of a market maker, shares of Common Stock and the Class A Warrants will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.

         The Company currently has outstanding 2,000,000 shares of Common Stock. The shares to be to be distributed will constitute approximately 13.97% of the outstanding shares of Common Stock of the Company as of the date of the Distribution. Management of the Company and LS Capital believed that the distribution of 277,050 shares of Common Stock as described herein would be adequate to create an orderly public trading market in the Common Stock. After the Distribution, LS Capital will hold approximately 722,950 shares of Common Stock and approximately 391,800 Class A Warrants, thus continuing its ownership interest in the Company at a reduced level. Of the securities being registered, the approximately 222,950 shares of Common Stock and approximately 391,800 Class A Warrants not part of the Distribution may be sold by LS Capital Corporation in the future to reimburse LS Capital for the efforts and expenses that it incurred in connection with the Distribution.

         In addition to the shares of Common Stock and Class A Warrants discussed above, the Company is also registering 5,000,000 shares of Common Stock to be offered on a continuous or delayed basis in the future (at prices equivalent to the then current market price of the Common Stock or at slight discounts therefrom) in connection with future business combination transactions. Moreover, the Company is also registering 1,500,000 redeemable common stock purchase warrants (the "Class B Warrants") entitling the holders thereof to acquire an aggregate of 1,500,000 shares of Common Stock at a per-share price of $1.00. The Class B Warrants will be issued to the holders of the Class A Warrants upon exercise of the Class A Warrants at rate of one Class B Warrants for each Class A Warrant exercised, without the payment of any additional consideration. The Class A Warrants and the Class B Warrants are hereinafter referred to as the "Warrants". The shares of Common Stock into which the Warrants may be converted are also being registered. The Company is also registering 250,000 shares of Common Stock that LS Capital may acquire at a per-share price of $.50 pursuant to a warrant granted by the Company to LS Capital (the "LS Capital Warrant"). Finally, of the 500,000 shares of Common Stock and 1,500,000 Class A Warrants being registered, the approximately 222,950 shares of Common Stock and approximately 391,800 Class A Warrants not included in the Distribution may be sold by LS Capital Corporation in the future to reimburse LS Capital Corporation for the efforts and expenses that it incurred in connection with the Distribution. See "OTHER SECURITIES BEING REGISTERED" and "DESCRIPTION OF CAPITAL STOCK."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         UNTIL   ___________________   _____,   1998,   ALL  DEALERS   EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           The  date of  this  Prospectus  is  _________________
_____, 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part. This Prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the
Commission. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is
http://www.sec.gov. The Registration Statement and exhibits may also be inspected, and copies thereof may be obtained at prescribed rates, at the offices of the Commission, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         In connection with the Distribution covered by this Prospectus, the Company is registering as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, which will contain audited financial statements. After they are filed, these Annual Reports and audited financial statements can be inspected at, and copies downloaded from, the Commission's World Wide Web site at the Internet address stated in the previous paragraph. These Annual Reports and audited financial statements can also be inspected, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at the addresses also stated in the previous paragraph.

         No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, any information or representation not contained herein must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities covered by this Prospectus in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or such solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor the securities covered by this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date hereof.

                                                 PROSPECTUS SUMMARY

         THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

Company Griffin Gold Group, Inc. (the "Company") is a newly-forme Delaware corporation engaged in efforts to extract precious minerals believed to be located on certain tracts of land controlled by the Company and located in the Amargosa Valley in the upper Mohave Desert in California. See "BUSINESS - Operations - Properties." The Company's control over these tracts is provided by certain options granted in the Company's favor to lease the claims governing the mineral rights relating to these tracts. Pending the exercise of these options, the Company has certain rights to explore for minerals on these tracts. There are no conditions to the Company's exercise of these options other than the payment of a comparably minor option exercise price. However, the options require the Company to pay a relatively small annual option price and to honor certain obligations. The failure to pay these amounts or honor these obligations could result in the forfeiture of the options. See "BUSINESS - Operations - Mining Claims." The Company will conduct its extraction effort by means of certain technologies, some of which are currently undergoing refinement and others of which are currently undergoing development. See "BUSINESS - Operations - Extraction." All of the Company's technologies operate in fundamentally the same way with certain variations. Of the Company's technologies, LS Capital either owns the technology outright, has received a license to use the technology, or is currently having the technology developed on a "for hire" basis. See "BUSINESS - Operations - Intellectual Property." All of the Company's technologies are new, and some of these technologies have been determined to be capable of extracting precious minerals in a laboratory setting. It has also determined that precious minerals are contained in the ores mined from the Company's mineral properties. However, the Company's technologies must prove capable of producing precious minerals from ores mined from the Company's mineral properties on a larger scale at cost levels that will enable production to occur profitably. The Company has processed ores only on an experimental basis and has not yet processed any ores on a commercial basis. Additional time will be necessary to prove or disprove the capabilities of the Company's technologies to extract precious minerals on a commercial basis. The Company estimates that it will need until the summer of 1999 to prove or disprove the capabilities of the Company's technologies to extract precious minerals on a commercial basis. The proof or disproof of the Company's technologies will depend on the Company's receipt of an adequate amount of funds to continue testing the technologies appropriately, and there can be no assurance that the Company will be successful in procuring these funds. Through the end of the summer of 1999, the Company intends to continue experimenting with various components of the most Company's most developed technologies to maximize yields, to continue to develop the technologies currently under development and (subject to the Company's receipt of funds therefor) to acquire equipment necessary to advance the testing of the Company's technologies, to obtain third party chain of custody verification of the performance of the technologies and the level of mineral deposits on the Company's mineral properties, and to obtain end-product certification of the finished materials as to their value and refining ability. Moreover, scaling up the use of the Company's most developed technologies has thus far created some unforeseen difficulties in the application of such technologies. The Company is currently working to solve these difficulties, and management is fairly confident that these difficulties can be overcome. However, there can be n assurance that these difficulties can be overcome at a cost acceptable to and manageable by the Company or even at all for that matter. Furthermore, there can be no assurance that if these difficulties are overcome, the Company will not encounter additional unforeseen difficulties in the scaling up of the technologies, and that if additional unforeseen difficulties are encountered, the Company will be able to oercome them at a cost acceptable to and manageable by the Company or even at all for that matter. Consequently, there can be no assurance that the technologies will prove capable of producing precious minerals at the required scale and at the required cost levels. See "RISK FACTORS - Potential Technological Failure." In addition to the preceding, the Company intends to continue to work for the next twelve months to add additional employees to commence work on the financing and construction of a commercial plant, provided that the Company's technologies meet certain expectations. There can be no assurance that the Company will be successful in achieving any of these goals. See "BUSINESS - Operations - Plan of Operation."
                  The Company's offices are located at 15915 Katy Freeway, Suite 250, Houston, Texas 77094. The Company's telephone number is (281) 398-5588.

Distri-           LS Capital Corporation, a Delaware corporation.
buting
Company

Primary           To more firmly  establish the identity of the Company separate
Purposes          from LS Capitaland to create   a public  trading market for
of                the Common Stock so that the Company can (i) be  recognized
Distri-           by by the  financial  community as a distinct  business,
bution            (ii) take advantage of the possibility of enhanced stockholder value resulting from the public trading of the Common Stock,
                  (iii) better bution enable itself to make acquisitions using its capital stock as consideration, (iv) better enable itself to obtain financing with respect to its particular business and projects without the involvement of LS Capital or its subsidiaries, and possibly from lenders unwilling to lend to companies in LS Capital's historical business, and (v) implement more focused incentive compensation arrangements that are tied more directly to results of its operations. See
                  "THE DISTRIBUTION - Reasons for the Distribution."

Securities        The Company  currently has  outstanding  2,000,000  shares of
to  be            Common Stock,  par  value  $.10  per share.  The  Distribution
Distri-           consists  of approximately  277,050  shares  of  Common  Stock
buted             and approximately 1,108,200 Class A Warrants. For more
                  information  about the  Distribution,  see "THE   DISTRIBUTION
                  - Manner of Effecting the  Distribution." The shares to be distributed will constitute  approximately  13.9% of the
                  outstanding  shares of Common   Stock  of  the Company  as  of
                  the  date  of  the Distribution.  If all of the Warrants are exercised (including the  Class A Warrants  being  distributed and  the  Class B Warrants that will be issued thereafter), the total of shares of the Common  Stock  being  distributed
                  (after  taking  into account   the   exercises   of  the
                  Warrants)   would  equal approximately  49.9% of  Common Stock
                  outstanding  after the exercises of the Warrants  (assuming n additional  shares if Common Stock are hereafter issued).
                  Management of the Company and LS  Capital  believed  that the distribution  of  277,050 shares of Common Stock as  described herein would be adequate to create  an  orderly public trading
                  market in the  Common Stock.   After  the   Distribution,   LS
                  Capital   will  hold approximately 722,950 shares of Common
                  Stock and approximately 391,800 Class A Warrants, thus continuing its ownership interest in the Company at a reduced level. Of the securities being registered, the approximatel
                  222,950 shares of Common Stock and approximately 391,800 Class
                  A Warrants not part of the Distribution may be sold by LS
                  Capital Corporation in the future to reimburse LS Capital for the efforts and expenses that it incurred in connection with the Distribution.

Distribution      Each stockholder of LS Capital owning at least 50 shares of LS
Ratio             Capital common stock will  receive, for each 50 shares of LS
                  Capital common stock owned on the Record Date, one share of Common Stock and four Class A Warrants.

Fractional        Fractional  shares will not be issued. LS Capital stockholders
Shares            owning  fewer than 50 shares of LS Capital  common stock on the Record Date may  receive,  in lieu of any share of Common
                  Stock, a cash dividend of $.01 per share of LS Capital Stock owned on the Record Date. In addition, any LS Capital stockholder receiving Common Stock in connection with the Distribution and otherwise entitled to a fractional share of Common Stock may receive, in lieu of any fractional share of Common Stock, a cash dividend of $.01 per share of LS Capita common stock otherwise causing the fractional share, up to an aggregate dividend of $.49. For more information about treatment of fractional shares, see "THE DISTRIBUTION -
                  Manner of Effecting the Distribution."

Record            Close of business on ____________________ _____, 1998.
Date

Delivery of       Certificates  representing  the shares of Common  Stock and
Certificates/     Class A Warrants to which LS   Capital  stockholders are
Checks            entitled are being delivered to LS Capital stockholders
                  simultaneously with this Prospectus. Checks representing payment for fractional shares may be obtained by sending a written request to LS Capital Corporation, 15915 Katy Freeway,
                  Suite 250,  Houston, Texas 77094, Attention: Corporate
                  Secretary.

Tax               The   Distribution  is  not  being   structured  on  a  basis
Consequences      tax-free  to  LS  Capital stockholders, and management
                  believes that the Distribution could not be structured on such a basis. Management believes that shares of Common Stock comprising the Distribution and received by LS Capital's stockholders will be characterized as taxable dividends to such stockholders upon receipt. See "THE DISTRIBUTION --
                  Certain Federal Income Tax Consequences."

Other             In addition to the shares of Common Stock and Class A Warrants
Securities        comprising the Distribution,  the Company is also registering
Being             5,000,000 shares of Common Stock to be offered on a continuou
Registered        or  delayed  basis in the future (at prices  equivalent to th then current market price of  the Common  Stock or at  slight discounts  therefrom)  in  connection  with  future business combination  transactions.  The  Company  is also  registering
                  1,500,000  Class B Warrants that will be issued to the holders of the Class A Warrants  upon exercise of the Class A Warrants at rate of one  Class  B  Warrant  for  each  Class A  Warrant
                  exercised    (without   the   payment   of   any    additional
                  consideration).  The  shares of Common  Stock  into  which the
                  Warrants  may be  converted  are also  being  registered.  The
                  Company is also  registering  250,000  shares of Common  Stock that  LS  Capital  may  pursuant  to the LS  Capital  Warrant.
                  Finally,  of the 500,000  shares of Common Stock and 1,500,000
                  Class A Warrants being registered,  the approximately  222,950 shares  of  Common  Stock and  approximately  391,800  Class A
                  Warrants  not included in the  Distribution  may be sold by LS
                  Capital  Corporation  in the  future to  reimburse  LS Capital
                  Corporation for the efforts and expenses that it incurred in connection with the Distribution. See "OTHER SECURITIES BEING
                  REGISTERED" and "DESCRIPTION OF CAPITAL STOCK."

Trading           There is no current public trading market for the shares of
Market            Common Stock or any of the Warrants.  Subject to the
                  sponsorship of a market maker, shares of Common Stock and the Class A Warrants will be traded in the over-the-counter market on the OTC Electronic Bulletin Board. The Company expects that the Class B Warrants will be traded in the over-the-counter market on the OTC Electronic Bulletin Board at the time that they are issued.

Transfer          The transfer agent and registrar for the Common Stock is
Agent &           Continental Stock & Transfer Company, 2 Broadway, 19th Floor,
Registrar         New York, New York 10004.


Dividend          The payment and amount of cash dividends on the Common Stock
Policy            after the Distribution will be at  the  discretion  of the
                  Company's  Board  of  Directors.  The  Company  has  not
                  heretofore  paid  any  dividends,  and the  Company  does  not currently anticipate paying any dividends on its Common Stock.
                  The  Company's   dividend  policy  will  be  reviewed  by  the
                  Company's Board of Directors at such future times as may be appropriate, and payment of dividends will depend upon the Company's financial position, capital requirements and such other factors as the Company's Board of Directors deems relevant. See "DIVIDEND POLICY."

Risk              Stockholders should  carefully consider the matters  discussed
Factors           under the section captioned "RISK FACTORS" in this Prospectus.
                  The Company has only a limited operating history and is subject to all of the inherent risks of a developing business enterprise. The Company is in need of additional capital and has no constant and continual flow of revenues.

Use of            The  Company  will  not  receive  any  proceeds  from  the
Proceeds          Common  Stock comprising  the Distribution or from the sale of the other shares of Common Stock and Class A Warrants being registered on behalf of LS Capital. Moreover, the Company will not receive any proceeds when it issues any of the other
                  5,000,000 shares of Common Stock  covered by this  Prospectus.
                  However, such other shares are intended to be used for business combination transactions pursuant to which the Company will acquire direct or indirect ownership of assets and properties. The Company will receive all proceeds from the exercise of the Warrants. Such proceeds are expected to be used for certain specific purposes. See "USE OF PROCEEDS."

Inquiries         Stockholders of LS Capital with inquiries relating to the
Relating to       Distribution should contact Keith J.  McKenzie, by mail at LS
Distribution      Capital's offices at 15915 Katy Freeway,  Suite 250,  Houston,
                  Texas to    77094,  or by telephone at his telephone number
                  800/263-1880.

                                  RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

         1. Limited Operating History. The Company was incorporated on October 30, 1996. Shortly after incorporation, the Company commenced its research and development activities. The Company has not yet processed any ores on a commercial basis, and there can be no assurance that the Company will be able to. See RISK FACTORS - Potential Technological Failure." In view of the foregoing, the Company has only a limited operating history and is subject to all risks inherent in a developing business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business in general and those specific to the mineral exploration and extraction businesses and the competitive and regulatory environment in which the Company will operate.

         2. Lack of Mineral Extraction Experience by Management. No members of the Company's management have ever had any direct experience in the management or operation of any business engaged in the mineral extraction or exploration industry, although all members of the Company's board of directors have extensive prior experience in the natural resource industry. This lack of experience may make the Company more vulnerable than others to certain risks, and it may also cause the Company to be more vulnerable to business risks associated with errors in judgement that could have been prevented by more experienced management. Management's lack of previous direct experience in the mineral extraction and exploration industry could have a material adverse effect on the future operations and prospects of the Company. For more information pertaining to management's background, see "MANAGEMENT."

          3. Lack of Revenue and Need for Additional Capital. The Company has not yet earned any revenues from operations, and accordingly has no constant and continual flow of revenues. While the Company's need for additional capital can not now be precisely ascertained because of the indefiniteness of the ultimate size and scope of the Company's mineral extraction activity, management believes that the Company needs funds in the approximate amount of $1.0 million over the next year, which amount exceeds the Company's current financial position. See "MANAGEMENT'S PLAN OF OPERATION." In addition, between $2.5 and $5.0 million dollars is expected to be eventually required for the construction of a larger plant necessary in order for the Company's business plan to exceed, and there can be no assurances that this amount can be procured. The Company expects to finance its operations for fiscal 1997 and 1998 through the exercise prices of the Warrants, cash flow from operations, the possible placement of the Company's equity securities, joint venture arrangements (including project financing), the use of certain shares of Common Stock to be registered pursuant to another registration statement to encourage outside consultants to provide services to the Company, and the use of certain of the shares of Common Stock covered by this Prospectus for purposes of acquisitions. The Company is looking for sources of additional capital, but there can be no assurance that such sources can be found or that, if found, the terms of such capital will be commercially acceptable to the Company. Neither LS Capital nor any other person is obligated to provide any financing to the Company. Because of the Company's need for additional capital, the lack of consistent revenues or the inability to obtain necessary capital or both could prove to be detrimental factors in the development of the Company's business.

         4. Industry Risks. Mineral exploration and extraction (particularly for gold) is highly speculative in nature, frequently is nonproductive, and involves many risks, including, without limitation, unforeseen geological formations, cave-ins, environmental concerns and personal injury. Such risks can be considerable and may add unexpected expenditures or delays to the Company's plans. Moreover, an extended period of time may be needed to develop the Company's mineral properties. Because the market prices of any minerals produced are subject to fluctuation, the economic feasibility of production may change during this period of time of development. Another factor is that the Company will use the evaluation work of professional geologists, geophysicists, and engineers for estimates in determining whether to commence or continue extraction work. These estimates generally rely on scientific estimates and economic assumptions, which in some instances may not be correct, and could result in the expenditure of substantial amounts of money on a property before it can be determined whether or not the property contains economically recoverable mineralization. The Company is not able to determine at present whether or not, or the extent to which, such risks may adversely affect the Company's strategy and business plans. There can be no assurance that the Company's mineral extraction activities will be successful or profitable.

         5. Lack of Proven or Probable Mineral Reserves. The economic viability of a mineral property cannot be determined until extensive exploration and development have been conducted and a comprehensive feasibility study performed. Although the Company has conducted surface sampling on its mineral properties indicating that precious minerals exist on these properties, the Company has not confirmed the level of existing precious minerals, and the Company has not had any independent testing undertaken to confirm the results of the Company's internal sampling. As a result, the Company has not completed sufficient geological testing to establish proven or probable mineral reserves for its mineral properties. Consequently, the Company has been unable to ascertain with certainty whether adequate minerals reserves sufficient for profitable operations exist. Nonetheless, the Company is continuing with on-going internal testing and is planning on obtaining independent third-party testing as soon as funds are available therefor. Notwithstanding the preceding, management believes that the Company's surface sampling indicates the existence of sufficient mineralization to warrant continued development of the Company's mineral properties. However, there can be no assurance that proven or probable ore reserves will ultimately be established.

         6. Limited Number of Mineral Properties. The Company is engaged only in the mineral extraction business, and it currently has rights, and for the foreseeable future will have rights, in only two mineral properties, although the Company is registering additional shares so that it may engage in business combination transactions in which additional mineral properties may be acquired. At the present, the success of the Company depends entirely upon the Company's ability to extract minerals from these two properties on a profitable basis. This limited diversification may make the results of the Company's operations more volatile than they would be if the Company operated in more than one industry, or owned or controlled more mineral properties. For more information about the Company's mineral properties, see "BUSINESS - Operations - Properties."

          7. Potential Technological Failure. The ultimate realization of the Company's investment in its mineral properties depends upon the commercial feasibility of the technologies that the Company intends to use in the Company's mineral extraction process. Some of these technologies are currently undergoing refinement while other of these technologies are currently undergoing development. See "BUSINESS - Operations - Extraction." All of the Company's technologies are new, and some of these technologies have been determined to be capable of extracting precious minerals in a laboratory setting. It has also determined that precious minerals are contained in the ores mined from the Company's mineral properties. However, the Company's technologies must prove capable of producing precious minerals from ores mined from the Company's mineral properties on a larger scale at cost levels that will enable production to occur profitably. The Company has processed ores only on an experimental basis and has not yet processed any ores on a commercial basis. Additional time will be necessary to prove or disprove the capability of the Company's technologies to extract precious minerals on a commercial basis. The Company estimates that it will need until the summer of 1999 to prove or disprove the capability of the Company's technologies to extract precious minerals on a commercial basis. Such proof or disproof will depend on the Company's receipt of an adequate amount of funds to continue testing the technologies appropriately, and there can be no assurance that the Company will be successful in procuring these funds. Moreover, scaling up the use of certain of the technologies has thus far created some unforeseen difficulties in the application of such technologies. The Company is currently working to solve these difficulties, and management is fairly confident that these difficulties can be overcome. However, there can be no assurance that these difficulties can be overcome at a cost acceptable to and manageable by the Company or even at all for that matter. Furthermore, there can be no assurance that if these difficulties are overcome, the Company will not encounter additional unforeseen difficulties in the scaling up of the technologies, and that if additional unforeseen difficulties are encountered, the Company will be able to overcome them at a cost acceptable to and manageable by the Company or even at all for that matter. Consequently, there can be no assurance that the technologies will prove capable of producing precious minerals at the required scale and at the required cost levels. The failure of the technologies to produce precious minerals at the foregoing scale and cost levels would most likely materially and adversely affect the Company's ability to pursue its business objectives. In addition to the preceding, other companies competing with the Company are expected to have the right to use certain of the technologies that the Company intends to use and will thus have the same abilities as the Company in this regard.

         8. Dependence on Third Parties. The Company does not have the facilities to extract precious minerals from the ores mined from its mineral properties. Instead, to extract the precious minerals, the Company will rely upon Desert Minerals, Inc. ("DMI"), a partially-owned subsidiary of LS Capital. DMI has entered into a two-year agreement with the Company to process the Company's ore on a limited basis (the "Services Agreement"). The Services Agreement will expire on February 28, 1999, unless it is mutually extended. DMI currently has only a "pilot" plant, although it proposes to construct a larger processing plant to produce gold on a larger scale at a commercially feasible cost, provided that the Company's technology meets certain expectations. The construction of the larger plant is contingent on proving the capability of the Company's technology and procuring necessary financing. There can be no assurance that both of these contingencies will be satisfied. The Company has very limited control over DMI with regard to the Services Agreement. The limited control that the Company does have assumes the form of a limited right to advise DMI as to deficiencies in reports that DMI submits to the Company and to require DMI to cure such deficiencies. Moreover, because the Services Agreement is on a "cost-plus" basis, the Company and DMI have an inherent conflict of interest inasmuch as DMI would benefit, while the Company would suffer, from greater costs incurred in connection with the processing of the Company's ore. Nonetheless, the Services Agreement imposes on DMI certain (though somewhat subjective) standards of performance, and allows the Company to terminate the Services Agreement if DMI fails to meet these standards. Accordingly, the Company believes that it would be able to terminate the Services Agreement in the event that DMI were to incur excessive expenses in connection with the performance of its obligations under the Services Agreement. In addition to the Services Agreement, the Company will also rely upon third parties for its financing and for its technology and mineral testing. The Company has not entered into any agreement with any third parties to provide any of these services. The Company believes that adequate technology and mineral testing can be obtained from suitable third parties as soon as funds are available therefor. While there can be no assurance that the Company will be successful in obtaining financing, the Company believes that suitable financing can be obtained if the Company's technology appears to be viable. To insure the integrity of third party technology and mineral testing, the Company will have no control over the third parties performing the tests. In addition, the Company will have no control over any third party lender, and in fact the Company expects that any third party lender is likely to impose certain operating controls over the Company. Moreover, the Company does not believe that it will have any apparent or actual conflict of interest with any third party providing financing, or technology or mineral testing.

         9. Potential Title Problems. The Company currently holds interests in two precious mineral properties located in the Amargosa Valley in the upper Mohave Desert in California. One of these properties comprising 1,600 acres is located near Tecopa, California about 60 miles west of Las Vegas, while the other comprising 1,920 acres is located about 25 miles east of Barstow, California. These two properties have a combined total of about 5.5 square miles in surface land. The Company's rights in these properties includes the right to enter onto the properties for purposes of exploring, investigating, sampling, examining and testing for any precious metals and the right, at the option of the Company and upon the payment of an exercise price of $5,000, to enter into a lease of the mineral claims covering these properties. For more information about the Company's mining claims, see "BUSINESS -Operations - Mining Claims." Title to mining properties in the western United States involves certain inherent  risks  due  to  the  impossibility  of  determining  the  validity  of unpatented claims from real estate records, as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mining properties. Although the Company believes it conducted reasonable investigations (in accordance with standard mining industry practice) of the validity of ownership of and the ability of certain holders of certain mining claims to transfer to the Company certain rights and other interests therein, there can be no assurance that it holds good and marketable title to all of its properties. The Company has conducted limited reviews of title and obtained representations regarding ownership from holders of mineral rights. The Company's practice will be, if possible, to obtain title insurance with respect to its major mineral properties when a decision is made to proceed with large scale mining. This insurance however may not be sufficient to cover loss of investment or of future profits.

         10. No Obligated Purchaser. The Company has not entered into any agreements with any purchasers of the Company's production. While management believes that because of the nature of the market for precious metals, the Company will not have significant trouble finding purchasers of the most important portion of the Company's production, the failure to have an obligate purchaser may the Company's business riskier than if the Company were to have a substantial, credit-worthy purchaser obligated to purchase all or a substantial portion of the Company's production.

          11. Risk of Potential Dilution; Future Share Issuances. The Company is registering an aggregate of 5,000,000 shares of Common Stock to be offered by the Company on a continuous or delayed basis in the future in connection with anticipated business combination transactions. See "OTHER SECURITIES BEING REGISTERED." In addition, the Company is considering the registration of 1,000,000 additional shares of Common Stock to be issued to consultants in exchange for services provided to the Company. The issuance of shares in connection with acquisitions and to consultants in exchange for services provided and the consideration to be received therefor will be entirely within the discretion of the Company's Board of Directors. Although the Board of Directors intends to utilize its reasonable business judgement to fulfill its fiduciary obligations to the Company's then existing stockholders in connection with any such issuance, it is possible that the future issuance of additional shares could cause immediate and substantial dilution to the net tangible book value of those shares of Common Stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could have a material effect on the market value of the shares.

         12. Risks from Acquisitions. While the Company does not expect that acquisitions will be a central part of the Company's business plan, the Company may acquire complementary tracts of land, companies, products, services or technologies as part of its business plan. The Company's success in its acquisition activities depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Company. Any such transactions would be accompanied by the risks commonly encountered in such transactions. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies; the potential disruption of the Company's ongoing business; the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired businesses and technologies; additional expenses associated with amortization of acquired intangible assets; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers, vendors and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired businesses. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, the Company's pursuit of any future acquisition may have a material adverse effect on the Company's business, results of operations, financial condition and cash flows. To the extent the Company chooses to use cash for acquisition consideration in the future, the Company may be required to obtain additional financing, and there can be no assurance that such financing will be available on favorable terms, if at all.

         13. Related Party Transactions. In connection with the transaction in which the Company acquired control over its precious mineral properties, the Company issued a large number of shares of Common Stock to persons who now each separately own more than five percent of the outstanding shares of Common Stock. For more detailed information on these issuances of shares, see "BUSINESS - Introduction." There can be no assurance that these issuances were fair to the Company. In addition, the Company has entered into an agreement with Desert Minerals, Inc. ("DMI"), a partially-owned subsidiary of LS Capital whereby DMI would process the Company's ore on a limited basis. For more detailed information on this agreement, see "BUSINESS - Operations Extraction." The DMI agreement was not the result of arms-length negotiations. Accordingly, there can be no assurance that the terms and conditions of this agreement are as favorable to the Company as those that could have been obtained from unaffiliated third parties. There can be no assurance that the services to be provided under the DMI agreement will be provided at the level of quality the Company expects or will continue beyond the agreement's initial term, or that such agreement will not be modified in the future. Also, see "CERTAIN TRANSACTIONS."

         14. Transition to Independent Public Company. The Company does not have an operating history as an independent company. One of the challenges facing the Company will lie in the Company's ability to transform itself from a privately held company to a publicly held company, independent of LS Capital. There can be no assurance that the Company will be successful in this regard. Prior to the Distribution, a number of services have been provided to the Company by LS Capital. After the Distribution, the Company will need to develop its own services and support systems independent of LS Capital. These systems will consist primarily of accounting services, and reporting and other compliance matter with respect to the Commission. The Company believes that the costs of establishing these systems will be fairly manageable, and the Company may satisfy such costs in a large part through the issuance of Common Stock. See "RISK FACTORS - Risk of Potential Dilution; Future Share Issuances."

         15. Retention and Attraction of Key Personnel. The Company's success will depend, in large part, on its ability to retain and attract highly qualified personnel. The Company's success in retaining its present staff and in attracting additional qualified personnel will depend on many factors, including its ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that the Company will be successful in retaining or attracting highly qualified individuals in key management positions.

          16. Reliance Upon Directors and Officers and Limited Management Resources. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its officers and directors who exercise control over the day-to-day affairs of the Company. The Company is substantially dependent upon the efforts and skills of Richard W. Lancaster, a director and the President of the Company, and Paul Montle, a director and the Vice President of the Company. The loss of the services of either Mr. Lancaster or Mr. Montle, or the inability of either of them to devote sufficient attention to the operations of the Company, would have a materially adverse effect on the Company's operations. The Company does not maintain key man life insurance on either of Mr. Lancaster or Mr. Montle. In addition, there can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform, or that the Company would be able to hire additional, qualified management personnel to perform such responsibilities in view of tight employment market and financial constraints. Mr. Lancaster has entered into an employment agreement. See "EXECUTIVE COMPENSATION." Mr. Montle has not entered into an employment agreement. Neither Mr. Lancaster nor Mr. Montle has entered into a covenant not to compete agreement with the Company.

         17. Control, Cumulative Voting, and Preemptive Rights. After completion of the Distribution, LS Capital and Kent E. Lovelace, Jr. (a director of LS Capital) will own approximately 47.9% of the outstanding shares of the Common Stock. Moreover, after completion of the Distribution, LS Capital, Keith J. McKenzie, Edwin Hemsted and Mr. Lovelace will own in the aggregate approximately 85.4% of the outstanding shares of the Common Stock. Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors after completion of the Distribution. There are no preemptive rights in connection with the Common
Stock. Thus, stockholders may be diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future.

         18. Preferred Stock. The Company's Certificate of Incorporation authorized the issuance of up to 10,000,000 shares of Preferred Stock, par value $.01 per share, of which none were issued as of the date of this Prospectus. The authorized Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors from time to time to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. See "DESCRIPTION OF CAPITAL STOCK." One of the effects of the existence of authorized but unissued shares of preferred stock authorized in series may be to enable the Company's Board of Directors to render it more difficult, or to discourage an attempt, to gain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock.

         19. Indemnification of Officers and Directors for Securities Liabilities. The Bylaws of the Company provide that the Company shall indemnify any director, officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the General Corporation Law of Delaware. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the Company would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such officers, directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Commission takes the position that indemnification is against the public policy as expressed in the Act, and is, therefore, unenforceable.

         20. Regulatory Concerns. The Company's mining facilities and operations are subject to substantial government regulation, including federal, state and local laws concerning mine safety, land use and environmental protection. The Company must comply with local, state and federal requirements regarding exploration operations, public safety, employee health and safety, use of explosives, air quality, water pollution, noxious odor, noise and dust controls, reclamation, solid waste, hazardous waste and wildlife as well as laws protecting the rights of other property owners and the public. See "BUSINESS - Government Regulation and Environmental Concerns." Although the Company believes that it is in substantial compliance with such regulations, laws and requirements with respect to its mineral properties, failure to comply could have a material adverse effect on the Company, including substantial penalties, fees and expenses, significant delays in the Company's operations and the potential shutdown of the Company's operations. The Company must also obtain and comply with local, state and federal permits, including waste discharge requirements, other environmental permits, use permits, plans of operation and other authorizations. Obtaining these permits can be very costly and take significant amounts of time. Although the Company foresees no material problems or delays, no assurances can be given that the Company can obtain the necessary permits or commence mining operations, or that, if permits are obtained, there will be no delay in the Company operations or the Company can maintain economic production in compliance with the necessary permits.

         21. Absence of Prior Trading Market for the Common Stock. There has not been any established public market for the trading of the Common Stock or any of the Warrants. Subject to the sponsorship of a market maker, shares of Common Stock and the Class A Warrants will be traded in the over-the-counter market on the OTC Electronic Bulletin Board. There can be no assurance as to the prices and volumes at which the Common Stock and the Class A Warrants will trade after the Distribution. Until the Common Stock and the Class A Warrants comprising the Distribution are fully distributed and an orderly market develops and even thereafter, the prices at which they trade may fluctuate significantly. Prices for shares of Common Stock and the Class A Warrants will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, investor perception of the Company and the industry in which the Company participates and general economic and market conditions.

          22. Potential Future Sales Pursuant to Rule 144. Two million shares of Common Stock are presently issued and outstanding, all of which are "restricted securities" as that term is defined in Rule 144 promulgated under the Act. Five hundred thousand (500,000) shares of Common Stock are being registered in connection with the Distribution or on behalf of LS Capital, and these shares should become generally freely tradeable as a result thereof, except for shares of Common Stock received by persons who may be deemed to be "affiliates" of the Company under the Act. As to the 1,500,000 remaining restricted shares, Rule 144 (as amended effective April 29, 1997) provides in general that a person (or persons whose shares are aggregated) who has satisfied a one-year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. All of the 1,500,000 outstanding shares of Common Stock not part of the Distribution have been outstanding for over one year and are thus eligible for sale under Rule 144. Rule 144 (as amended effective April 29, 1997) also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of two years. All or nearly all of the 1,500,000 outstanding shares of Common Stock not part of the Distribution are held by affiliates, and so long as they are held by affiliates they will not become eligible for sale free from the restrictions of Rule 144. The possible sale of these restricted shares, whether subject to or free from the restrictions of Rule 144, may in the future dilute an investor's percentage of freely tradeable shares and may have a depressive effect on the price of the Company's securities, and such sales, if substantial, might also adversely effect the Company's ability to raise additional equity capital. See "DESCRIPTION OF CAPITAL STOCK Shares Eligible for Future Sale."

         23. Risks Relating to Low-Priced Stocks. Management believes that the trading prices of the Common Stock and the Class A Warrants are likely to start below $5.00 per share. If the trading prices of the Common Stock or any of the Warrants were to start and remain below $5.00 per share, trading in the Common Stock and such Warrants would be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock or the Warrants, which could severely limit the market liquidity of the Common Stock and the Warrants.

         24. No Dividends. The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, the Company has not paid any cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. If the Company obtains additional financing, it is likely that there will be restrictions on the Company's ability to declare any dividends. See "DIVIDEND POLICY" and "DESCRIPTION OF CAPITAL STOCK."

         25. Competition. The Company operates in an industry that is characterized by intense competition for resources, equipment and personnel. Most of the Company's principal competitors are substantially larger, have substantially greater resources, and expend considerably larger sums of capital than the Company for exploration, rehabilitation and development.

         26. Insurance Coverage and Uninsured Losses. The Company has procured insurance covering personal injury, workers' compensation and damage to property and equipment. There can be no assurance that the Company will be successful in maintaining such insurance at rates acceptable to the Company or that such insurance will prove adequate. Moreover, in view of recent trends in damage awards in personal injury lawsuits, insurance apparently adequate at the time of its procurement may prove insufficient to satisfy large losses or judgments against that may subsequently be obtained against the Company. Furthermore, certain types of insurance coverage (generally against losses caused by natural disasters and Acts of God) are either unattainable or prohibitively expensive. Substantial damage awards against the Company or substantial damages not covered by insurance could affect the Company's ability to continue as a going concern and may force the Company to seek protection under the federal bankruptcy laws.

         27. Volatile Market Prices for Gold. The price of gold will have a material effect on the Company's financial operations. Following deregulation, the market price for gold has been highly speculative and volatile. The price of gold reached a short-lived high in 1980 of slightly over $800 per ounce. The price of gold has declined to a price of approximately $301 per ounce in May 1998. Instability in the price of gold may affect the profitability of the Company's operations. No assurances can be given that the Company has or will discover gold mineralization in commercial quantities or, if such mineralization in commercial quantities has been or is hereafter discovered, that gold could be produced at a profit given the recent market price range for gold.

         28. Proposed Changes to Mining Laws. The Company's unpatented mining claims on federal lands are currently subject to procedures established by the U.S. General Mining Law of 1872. Legislation has been introduced in prior and current sessions of the U.S. Congress to make significant revisions to the U.S. Mining Laws including strict new environmental protection standards and conditions, additional reclamation requirements and extensive new procedural steps which would likely result in delays in permitting and which could have a material adverse effect on the Company's ability to develop minerals on federal lands. The proposed revisions would also impose royalties on gold production from unpatented mining claims. Although legislation has not been enacted, attempts to amend these laws can be expected to continue. The extent of the changes that actually will be enacted and their potential impact on the Company cannot be predicted.

         29. Dependence of Warrant Holders on Maintenance of Current Registration Statement; Possible Loss of Value of Warrants. In order for warrant holders to exercise the Warrants there must be a current registration statement (or an exemption therefrom) in effect with the Commission and with the various state securities authorities in the states where warrant holders reside. The Company has undertaken to use its best efforts to keep (and intends to keep) the registration statement effective with respect to the Warrants for as long as the Warrants remain exercisable. However, maintenance of an effective registration statement will subject the Company to substantial continuing expenses for legal and accounting fees, and there can be no assurance that the Company will be able to maintain a current registration statement through the period during which the Warrants remain exercisable. The Warrants may not be exercisable and may be deprived of value by the Company's inability to maintain an effective registration statement (or an exemption therefrom) with respect to the underlying shares or by the non-qualification of the underlying shares in the jurisdiction of such holder's residence.

         30. Potential Adverse Effect of Redemption of Warrants. Each Warrant comprising a class of Warrants may be redeemed by the Company at a price of $.01 per Warrant after the Warrants comprising such class have traded above certain stipulated levels for certain stipulated periods of time. Redemption of the Warrants could force the warrant holders to exercise the Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Warrants at their then current market price when the holders might otherwise wish to hold the Warrants for possible appreciation. Any holders who do not exercise warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Warrants. See "DESCRIPTION OF CAPITAL STOCK--Warrants".

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. STOCKHOLDERS SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                                    BUSINESS

                                  Introduction

         Griffin Gold Group, Inc. (the "Company") was incorporated on October 30, 1996 under the laws of the State of Delaware. The Company was formed for the purpose of engaging in efforts to extract (by means of certain technologies) precious minerals believed to be located on certain tracts of land controlled by the Company and located in the Amargosa Valley in the upper Mohave Desert in California. The Company's control over these tracts is provided by certain options granted in the Company's favor to lease certain claims governing the mineral rights relating to these tracts. Pending the exercise of these options, the Company has certain rights to explore for minerals on these tracts. There are no conditions to the Company's exercise of these options other than the payment of a comparably minor option exercise price. However, the options require the Company to pay a relatively small annual option price and to honor certain obligations. The failure to pay these amounts or honor these obligations could result in the forfeiture of the options.

         The Company's proposed principal products are a condensate and dore bars both containing precious minerals. Neither of these products is currently being produced on a commercial basis. Once produced, both of these products will be sold to third parties for further refining. The Company has only a limited operating history and involves all the risks associated with a company with a limited operating history.

         In August 1998, the Company completed a one-for-five reverse stock split of the Common Stock. All numbers contained herein pertaining to numbers of shares of Common Stock have been adjusted to the extent necessary to take into account the effects of such reverse stock split.

         In connection with the formation of the Company, an agreement dated October 30, 1996 governing certain matters respecting the formation of the Company (the "Formation Agreement") was entered into. The parties to the
Formation Agreement were Edwin Hemsted ("Hemsted"); Zeotech Industries, Inc. ("Zeotech"), a company under Mr. Hemsted's control; Keith J. McKenzie ("McKenzie"); KJM Capital Corp. ("KJM"), a company under Mr. McKenzie's control; W.D. Groves ("Groves"); Kent E. Lovelace, Jr. ("Lovelace"); LS Capital; and the Company. In April 1997, the Formation Agreement was amended by means of a First Amendment to Agreement (the "First Amendment"), and in July 1997, the Formation Agreement was amended again by means of a Second Amendment to Agreement (the "Second Amendment"). Unless the context indicates otherwise, the term "Formation Agreement" hereafter means the Formation Agreement as amended by the First Amendment and the Second Amendment.

         Pursuant to the provisions of the Formation Agreement, Hemsted, Zeotech, McKenzie, KJM, Groves and Lovelace (referred to collectively as the "Contributors") were to contribute to the Company certain unpatented mining claims that have now become the Company's mineral properties. For their contribution, Hemsted, McKenzie, Groves and Lovelace were to receive (pursuant to the Formation Agreement) 250,000, 275,000, 250,000 and 25,000 shares, respectively, of the Common Stock, for a total of 1,000,000 shares. At the time that the Formation Agreement was entered into, the Contributors did not control these claims. However, the Company and the Contributors eventually agreed that, in lieu of acquiring the claims and contributing them to the Company, the Contributors could receive the 2,000,000 shares of Common Stock as provided in the Formation Agreement if they could arrange and consummate a transaction whereby the Company acquired control of the claims. Ultimately, the Contributors were successful in arranging and consummating a transaction in which the holders of the claims granted options in favor of the Company to lease the claims and (pending exercise of the options) to explore for minerals on the tracts of land underlying the claims. (For more details on these options and the amounts received and to be received by the persons granting these options, see "BUSINESS
- Operations - Mining Claims.") For their efforts, Hemsted, McKenzie, Groves and Lovelace were issued shares of Common Stock as provided for in the Formation Agreement and as agreed to by the Company. The Formation Agreement also provided that Hemsted, McKenzie and Groves were to receive 166,666, 166,667 and 166,666 shares, respectively, of LS Capital common stock, for a total of 500,000 shares. These 500,000 shares of LS Capital common stock had an aggregate market value of approximately $125,000 at the time that they were issued. The issuance of these shares by LS Capital for the benefit of the Company was accepted by the Company as a capital contribution to the Company. In consideration of this capital contribution, LS Capital was issued 1,000,000 shares of Common Stock.
Eventually, 1,500,000 Class A Warrants were issued to LS Capital as an inducement to make certain loans to the Company. The number of shares of Common Stock and LS Capital common stock issued separately to Hemsted, McKenzie, Groves and Lovelace was agreed upon after arms-length negotiations among the relevant parties. The Formation Agreement provided that Hemsted, McKenzie and Groves were required to make, and Hemsted, McKenzie and Groves eventually did make, an aggregate additional capital contribution to the Company in the amount of $500,000.

         During April 1997, Groves decided that he no longer wanted to participate in the Company's business. In this connection, Groves and the other parties to the Formation Agreement entered into a Release and Partial Termination Agreement (the "Release") whereby Groves terminated his status as a party to the Formation Agreement and released all claims he may have under the Formation Agreement. Pursuant to the Release, Groves conveyed to Hemsted the 166,666 shares of LS Capital common stock that he was to receive pursuant to the Formation Agreement, and Groves conveyed to Hemsted and Douglas Schmitt 225,000 and 25,000 shares, respectively, of the Common Stock that he also was to receive pursuant to the Formation Agreement.

     The controlling persons of LS Capital, both before and after the Distribution, are Paul J. Montle (a director, the President and a 19.6% stockholder of LS Capital), Kent E. Lovelace, Jr. (a director and an 18% stockholder of LS Capital), and Roger W. Cope (a director and a 9.7% stockholder of LS Capital).

                                   Properties

         The Company currently holds interests in two precious mineral properties located in the Amargosa Valley in the upper Mohave Desert in California. One of these properties comprising 1,600 acres is located near Tecopa, California about 60 miles west of Las Vegas, while the other comprising 1,920 acres is located about 25 miles east of Barstow, California. These two properties have a combined total of about 5.5 square miles in surface land. Access to the general vicinity of the two mineral properties is by means of state highways. Once in the general vicinity of the claims, easy access to the claims is possible over dry, stable sands. The Company's interests in these properties consists of certain options granted in the Company's favor to lease certain claims governing the mineral rights relating to these properties. Pending the exercise of these options, the Company has certain rights to explore for minerals on these properties. There are no conditions to the Company's exercise of these options other than the payment of a comparably minor option exercise price. However, the options require the Company to pay a relatively small annual option price and to honor certain obligations. The failure to pay these amounts or honor these obligations could result in the forfeiture of the options. See "BUSINESS - Operations Mining Claims."

         Geological records indicate that about a million or so years ago, large inland fresh water lakes were located in the Amargosa Valley during the Ice Age. Then, as glaciers receded and the lakes drained, the lowest places became collection basins for minerals and deposits which are spread throughout the valley. It is believed that large inland lakes, which dried up over a million years ago, left behind significant deposits of precious minerals, especially gold.

         The Company has conducted surface sampling on its two mineral properties. The sampling indicates that land underlying these properties may contain gold, platinum, iridium, palladium, rhodium and ruthenium. However, the Company has not confirmed the level of existing precious minerals, and the Company has not had any independent testing undertaken to confirm the results of the Company's internal sampling. As a result, the Company has not completed sufficient geological testing to establish proven or probable mineral reserves for its mineral properties. Nonetheless, the Company is continuing with on-going internal testing and is planning on obtaining independent third-party testing as soon as funds are available therefor. Notwithstanding the preceding, management believes that the Company's surface sampling indicates the existence of sufficient mineralization to warrant continued development of the Company's mineral properties. However, there can be no assurance that proven or probable ore reserves will ultimately be established.

                                   Operations

Extraction.

         The base material for the Company's extraction process will consist of ore procured from the Company's mineral properties through standard open-cast mining operations. Open-cast mining resembles open-pit mining, except that in the case of open-cast mining unused portions of the mined materials are not transported to waste piles for disposal but instead are cast or hauled directly into adjacent mined-out panel. Thus, reclamation immediately follows mining.

          A large component of the mined ore will be zeolites. Zeolites are a large family of complex hydrous sodium, calcium, and aluminum silicates whose structures allow them to trap other ions and atoms. Because of the nature of zeolites, microscopic precious metal particles can become ionically bound in metal salt complexes trapped in the zeolite.

         To extract the minerals believed to be contained in the zeolite, the Company intends to use certain low-toxicity microfine precious metals extraction technologies (the "Technologies"). (For a description of the Company's rights with respect to the Technologies, see "BUSINESS Intellectual Property.") Using the Technologies, ore mined from the Company's mineral properties will be treated so that trapped precious minerals will be separated from the zeolite. The result of the treatment will be a condensate. The Company can then either sell the condensate or treat it further. If the Company elects to treat the condensate further, the Company will electroplate the condensate to produce dore. (Dore is a molten mixture containing unseparated precious metals.) The dore is then further treated in an induction furnace. After this treatment, the dore is poured to produced dore bars, which are then sold to metal refiners and smelters for the ultimate production of precious metals.

         The Company does not have the facilities to extract precious minerals from the sands mined from its mineral properties. Instead, to extract the precious minerals, the Company will rely upon Desert Minerals, Inc. ("DMI"), a Delaware corporation and partially-owned subsidiary of LS Capital. DMI has entered into a two-year agreement with the Company to process its ore on a limited basis in connection with the testing of DMI's "pilot" plant and Technologies, both discussed below. Such agreement expires on February 28, 1999, unless it is mutually extended. In consideration of DMI's processing such ore, the Company agreed to pay to DMI the amount of DMI's direct costs involved in the processing plus an additional amount equal to 10% of such direct costs. In the event that DMI's technology proves successful, DMI has agreed to negotiate in good faith with the Company with a view to the execution and delivery of an agreement pertaining to the proposed larger processing plant discussed below.

         DMI currently has in operation only a "pilot" plant for testing the extraction process described above. The pilot plant is a 50'x100' facility consisting of a processing area, a laboratory building and two mobile homes to serve as living quarters for personnel. The pilot plant is located in Amargosa Valley, Nevada, near the Company's Tecopa mineral property. The following is a brief summary of certain information pertaining to the equipment comprising DMI's pilot plant:

                                              Description of Equipment

Quant-
ity      Equipment                  Size             Age               Use

1        Backhoe                    680G             10 years          Digs materials for processing and testing

1        Truck and Trailer 3/4 Ton                   2 years           Transports   materials   to   plant   and   relocates
                                                                       equipment

3        Various grinders           To 150 mesh      10 years          Prepares materials for processing

10       Various tanks              3,000 gallons    5 years           Mixes,  leeches,  heats  and  effects  other
                                                                       chemical and  physical  processes at various stages

6        Primary and Secondary      To 100 microns   2 years           Preprocesses materials prior to laboratory work
Filters

10       Ion exchange columns       Up to 50         2 years           Extracts heavy metal ions
                                    gallons per day

1        Electrowinning             Up to 50         2 years           Completes various orbital requirements of
         Equipment                  gallons per day                    electrons of transmutational/transitional
metals

1        Hydroredux Oven            3 cubic feet     5 years           Captures "sponge" materials without the
                                                                       "flashing-off"of transmutational/transitional metals

1        Kiln                       1/2 cubic feet   5 years           Agglomerates materials


         The Company commenced, and for the foreseeable future will continue, its extraction business by trucking ore from its Tecopa mineral property to the pilot plant. Trucking will initially be done by outside trucking firms providing service and rates that management believe will be adequate and acceptable.

         Construction of DMI's pilot plant commenced in the summer of 1996 and was completed in September 1997. The pilot plant is currently testing ore at a rate of one to three tons per day ("TPD"). Thus far, the pilot plant has been able to produce gold in a small-scale laboratory setting. The ultimate goal of the pilot plant is to produce gold on a larger scale at a commercially feasible cost. DMI has been conducting on-going tests to determine whether the pilot plant will be able to product gold on this scale and at this cost level. While such tests have heretofore been encouraging, such tests have not yet determined that the pilot plant will be able or unable to product gold on a larger scale at a commercially feasible cost.

         Through March 31, 1998, the Company has invested $730,582 in start-up expenses of the pilot plant, and another $80,134 in vehicles and equipment. Prior to October 30, 1996, Zeotech Industries, Inc., one of the major minority stockholders, had invested approximately $100,000. The pilot plant's facility and equipment are new and are in good operating condition and repair. It has an ample supply of on-site well water for undertaking its extraction processing. Waste water is recycled on-site and will be used for irrigation. Electrical power for the pilot plant comes from an on-site, 35-kilowatt three-phase generator owned by DMI and three-phase power generated off-site by Edison Co., the local utility company.

         If production and operations at the pilot plant satisfy the expectations of management, the Company will then attempt to proceed with the construction of a larger processing plant at a site to be selected in the future. Management currently expects that the larger plant would be capable of processing ore at a minimum rate of 1,000 TPD, and that this larger plant (if undertaken) will be finished in 1999 at a cost of between $2.5 and $5.0 million dollars. The Company will bear all of the costs of the construction and operation of this plant. The construction of the larger plant will be contingent on procuring necessary financing. This financing is expected to be procured partly through the exercise of the Class B Warrants, which management believes will occur if the Technology appear promising enough to undertake the larger plant. The remainder of the financing is expected to be provided through cash flow from operations, the possible placement of the Company's equity securities, and joint venture arrangements (including project financing). There can be no assurance that the Class B Warrants will be exercised or that any other form of suitable financing will be obtained. Currently the Company has not entered into any agreement in principle, much less any definitive agreement, with respect to the necessary financing for the larger plant.

Mining Claims.

     The Company has rights in certain mining claims. These claims include Amanda claims nos. 7-13, 15, 19 and 20 located in Sections 4 through 9 of Township 20 N./Range 7 E. in Inyo County, California, and Kurtise claims nos. 1-4 and 9-16 located in either Section 35 of Township 11 N./Range 4 E. in San Bernardino County or Sections 2 or 11 of Township 10 N./Range 4 E. in San
Bernardino County, California (these claims are collectively referred to hereinafter as the "Claims"). (For additional information about the land covered by the Claims, see "BUSINESS - Properties.")

         To acquire its rights to its Claims, the Company entered into an Exploration Agreement and Option to Lease (the "Exploration/Option Agreement") in June 1997 with a group of individuals who hold the Claims. For cash payments of $500 per year, the Exploration/Option Agreement permits the Company to enter onto the land covered by the Claims for purposes of exploring, investigating, sampling, examining and testing for any precious metals located on such land. The initial term of the Exploration/Option Agreement is for five years, and the Company has the right to extend the Exploration/Option Agreement for two additional five-year extension terms. Depending on the results of the Company's exploration effort and for a cash payment of $5,000, the Company has the option under the Exploration/Option Agreement to enter into a lease of the related Claims pursuant to the terms, provisions and conditions of a mining lease agreement attached as an exhibit to the Exploration/Option Agreement (a "Mining Lease").

         The Mining Lease will permit the Company to exploit the minerals covered by the related Claims. The term of each Mining Lease will be for 20 years and for so long as the Company is processing ore on properties located within a five-mile radius of any of the Claims covered by the Mining Lease. The Mining Lease will obligate the Company to pay a production royalty for all minerals mined, removed and sold from the Claims covered by the Mining Lease equal to 2.5% of the Smelter Returns. The Mining Lease defines "Smelter Returns" as the gross amount received from the sale of valuable minerals after recovery of all exploration, development and capital costs and less all taxes levied, incurred or imposed on the sale, severance or production of such minerals and less costs of extraction, mining, milling, treating, transportation to the smelter and/or refinery, smelting and refining charges and costs of sale. The Mining Lease will obligate the Company to pay minimal advanced royalties, which will be credited to the production royalty described immediately above. Once executed, the Mining Lease can be terminated by the lessors thereunder upon the occurrence of certain customary events of default, and by the Company upon three-months notice. Under the Mining Lease, the Company will have a right of first refusal to purchase the Claims covered by the Mining Lease if the lessors under the Mining Lease propose to transfer such Claims.

Intellectual Property.

                   The technologies that the Company proposes to use in its precious mineral extraction efforts (the "Technologies") are in the process of either being refined or being developed. Certain of the Technologies in their current states have been determined to be capable of extracting precious minerals in a laboratory setting. Nonetheless, the Technologies must prove capable of producing precious minerals on a larger scale at cost levels that will enable production to occur profitably. Additional time will be necessary to prove or disprove the Technologies' capabilities of extracting precious minerals on a commercial basis. The Company believes that the extraction capabilities of its most advanced Technologies will be proved or disproved during or about the summer of 1999, although additional time may be needed. There can be no assurance that the Technologies will prove capable of producing precious minerals at the required scale and at the required cost levels. See "RISK FACTORS - Potential Technological Failure."

         One of the Technologies that the Company proposes to use (the "Hewlett Technology") involves two non-toxic leaching systems developed by Richard F. Hewlett ("Hewlett") specifically for LS Capital and its subsidiaries based on technology Hewlett had already developed. One of the systems was customized for the Tecopa/Shoshone/Barstow California areas, while the other system was customized for the Cochise/Graham counties Arizona area. For his work in developing these systems, Hewlett received a flat fee of $100,000 from LS Capital. Because Hewlett developed these systems on a "for hire" basis, LS Capital has outright ownership to the Hewlett Technology. LS Capital intends to license to the Company the Hewlett Technology in the immediate future on a non-exclusive, perpetual, royalty-free basis.

         Another of the Technologies that the Company proposes to use (the "Schmitt Technology") was developed primarily by Douglass Schmitt ("Schmitt"). Under their agreement governing the development of the Schmitt Technology, LS Capital and DMI, on the one hand, are equal owners of the Technology with Schmitt, on the other hand, and LS Capital and DMI have the right to assign and license the Technology to their subsidiaries and affiliates. In addition, LS Capital and DMI have a right of first refusal regarding all projects in which Schmitt proposes to use the Schmitt Technology. In consideration of the creation of the Company's and DMI's interests in the Schmitt Technology, Schmitt is entitled to a five-percent royalty of gross proceeds from the related refiner minus direct production costs (but not including any general overhead or administrative costs) on all precious minerals extracted or produced in marketable form utilizing the Schmitt Technology. The royalty can be paid in cash or in kind. LS Capital and DMI have the right to discontinue the use of the Schmitt Technology at any time (a) in favor of technology provided by another source that LS Capital and DMI believe is more attractive or cost effective or
(b) upon the abandonment of DMI's desert sands project. In either case, all royalty obligations to Schmitt cease so long as LS Capital and DMI are not using the Schmitt Technology. LS Capital and DMI will forfeit their interests in the Schmitt Technology if they fail to construct an operating plant capable of processing sand at a rate of 1,000 TPD by March 27, 2000; provided, however, that if negotiations or design work on such a plant are underway at the time that LS Capital's and DMI's interests would otherwise be forfeited, LS Capital and DMI may extend the forfeiture date for up to 12 months by the payment of $25,000. In addition, Schmitt received weekly payments of $1,500 for on-going consulting services for a period of time and a $10,000 sign-on bonus. Moreover, Schmitt received 125,000 shares of Common Stock. LS Capital intends to sublicense to the Company the Schmitt Technology in the immediate future. The Company's sublicense will be co-terminus and co-extensive with LS Capital's license. Under the sublicensing arrangement, the Company will not be obligated to pay any amounts to LS Capital, but the Company will be obligated to pay amounts that become due to Schmitt by virtue of the Company's use of the Schmitt Technology.

         A third Technology that the Company intends to use is currently being developed for LS Capital on a "for hire" basis by Terry Christopher and Martin Blake. Mr. Christopher spent the last four years working in both mineral and oil and gas exploration. Until recently, he has been a director and head geologist for a private oil and gas exploration company. While in this position, he selected more than 450,000 acres of oil and gas permits in western Newfoundland, Canada. Mr. Christopher has also worked in gold, nickel, and lead-zinc exploration environments, detailed hard rock and alluvial mapping, and made aggregate evaluations. He is expected to receive his PhD. from the Department of Earth Sciences at Memorial University of Newfoundland in the near future. He presently holds a BSc. (honors) in geology from this institution. Mr. Blake has extensive experience in mineral exploration, much of which has been in epithermal gold and MVT lead-zinc exploration. He also has additional experience in PGM, nickel, and diamond exploration, as well as oil and gas exploration and development in western Canada. Mr. Blake holds a BSc. in geology and an MSc. in geochemistry, as well as substantial credits in pure chemistry. LS Capital has indicated that it will license to the Company (on a non-exclusive, perpetual, royalty-free basis) any Technology that Messrs. Christopher and Blake are successful in developing. There can be no assurance that Messrs. Christopher and Blake will be successful in developing a viable Technology for the Company's business.

         LS  Capital  is  currently  negotiating  the  acquisition  of a  fourth
Technology, which it has indicated that it will license to the Company on a non-exclusive, perpetual, royalty-free basis upon acquisition. LS Capital has not yet entered into any binding agreement with regard to the acquisition of this fourth Technology. There can be no assurance that LS Capital will be successful in acquiring this fourth Technology on terms and conditions satisfactory to it or at all for that matter.


Market and Marketing.

         Precious metals have two main categories of use -- product fabrication and bullion investment. Fabricated precious metals have a wide variety of end uses, including industrial and technology uses. Purchasers of official coins and high-karat jewelry frequently are motivated by investment considerations, so that net private bullion purchases alone do not necessarily represent the total investment activity in precious metals.

         The profitability of the Company's current and proposed operations are significantly affected by changes in the market price of precious metals. The market prices of precious metals can fluctuate widely and are affected by numerous factors beyond the Company's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar and of other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production and cost levels in major mineral-producing regions such as South Africa. In addition, the prices of precious metals sometimes are subject to rapid short-term changes because of speculative activities. The current demand for and supply of precious metals affect precious metals prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of precious metals consists of a combination of new mine production and existing stocks of bullion and fabricated precious metals held by governments, public and private financial institutions, industrial organizations and private individuals. As the amounts produced in any single year constitute a very small portion of the total potential supply of precious metals, normal variations in current production do not necessarily have a significant impact on the supply of precious metals or on their prices. If the Company's revenues from precious metals sales falls for a substantial period below its cost of production at any or all of its operations, the Company could determine that it is not economically feasible to continue commercial production at any or all of its operations or to continue the development of some or all of its projects. In summary, the markets for precious metals generally are characterized by volatile prices.

         Because of the availability of a sufficient number of refiners and smelters and the competitive nature of the gold market, management believes that the Company will be able to sell all gold produced by them separately at then current market rates. Due to the more restrictive and less competitive nature of the platinum market, management believes that the Company will be less able to sell all platinum and related minerals produced by them separately. Management does not foresee that other minerals that are likely to be produced on the Company's mineral properties will be of any significant consequence. The
Company's current policies is to sell their separate production at current prices and not enter into hedging or other arrangements which would establish a price for the sale of their separate future production.

Competition.

         The mining industry is very competitive. There is a high degree of competition to obtain favorable mining properties and suitable mining prospects for drilling, exploration, development and mining operations. The Company will encounter significant competition from firms currently engaged in the mining industry. In general, all of these companies are substantially larger than the Company, and have substantially greater resources and operating histories. Accordingly, there can be no assurance that the Company will be successful in competing with existing and emerging companies in the mining industry.

Government Regulation and Environmental Concerns.

         The mining and mineral extraction operations of the Company will be subject to extensive federal, state and local laws and regulations governing exploration development and production. In addition, such operations will be subject to inspection and regulation by the Mining, Safety and Health Administration of the Department of Labor under provisions of the Federal Mine Safety and Health Act of 1977, which is designed to ensure operational safety and employee health and safety. The United States government also regulates the environmental impact of the mining industry through the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act of 1976 and the Federal Land Policy and Management Act of 1976. In addition to imposing air quality standards and other pollution controls, the most significant provisions of the above legislation deal with mineral land reclamation and waste discharges from mines, mills and further processing operations. The Company is also subject to extensive health and safety regulations at the state level, as well as legislation and regulation with respect to the environmental impact of its mining operations in the State of California. Due to the nature of the Company's mineral extraction process, the Company believes that its processing operations will have a modest effect on the environment.

         The Company generally will be required to mitigate long-term environmental impacts by stabilizing, contouring, reshaping and revegetating various portions of a site once mining and processing are completed. Reclamation efforts will be conducted in accordance with detailed plans which will have been reviewed and approved by the appropriate regulatory agencies. The Company plans for reclamation to be conducted concurrently with mining. Management believes that reclamation expenditures will not be material, although there can be no certainty in this regard. Compliance with the foregoing laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating and closing mining operations. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the Company would not proceed with the development of a project or continue to operate a mine.

         Though the Company believes that its mining operations will be conducted in compliance with all present health, safety and environmental rules and regulations, there is always some uncertainty associated with such due to the complexity and application of such rules and regulations. The Company does not anticipate that compliance with existing environmental laws and regulations will have a material impact on its earnings in the foreseeable future; however, possible future health, safety and environmental legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities of the Company, the extent of which cannot be predicted.

         The Company's unpatented mining claims on federal lands are currently subject to procedures established by the U.S. General Mining Law of 1872. Legislation has been introduced in prior and current sessions of the U.S. Congress to make significant revisions to the U.S. Mining Laws including strict new environmental protection standards and conditions, additional reclamation requirements and extensive new procedural steps which would likely result in delays in permitting and which could have a material adverse effect on the Company's ability to develop minerals on federal lands. The proposed revisions would also impose royalties on gold production from unpatented mining claims. Although legislation has not been enacted, attempts to amend these laws can be expected to continue. The extent of the changes that actually will be enacted and their potential impact on the Company cannot be predicted.

Seasonability.

         The Company's business is not generally expected to be seasonal in nature.

Employees.

         The Company has six employees. None of these employees are covered by a collective bargaining agreement and relations with them are considered to be good. The Company expects that it may have as many as 20-30 employees within the next year. The Company does not now foresee problems in hiring additional qualified employees to meet its labor needs.

Legal Proceedings.

         Since the date of its organization through the date of this Prospectus, the Company has not been involved in any legal proceedings. There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

                                   MANAGEMENT

Directors and Executive Officers.

            The directors and executive officers of the Company are as follows:

                  Name                     Age               Position(s)

                  Richard W. Lancaster      55                Director/President

                  Paul J. Montle            48                Director/Vice President

                  C. Thomas Cutter          56                Director

         Richard W. Lancaster has served as a director and the President and Chief Executive Officer of the Company (as well as of DMI and Shoshone Mining Co., another subsidiary of LS Capital) since June 1, 1997. From 1992 to May 31, 1997, Mr. Lancaster served as President of Remediation Services of America, Inc., which is engaged in environmental remediation of industrial waste. From 1988 to 1992, he served as Engineering Manager from Walk/Haydel's Satellite Engineering for Shell Offshore, an offshore exploration and production company.

         Paul J. Montle has served as a director and the Vice President of the Company since inception. He has also served as the Chairman of the Board and Chief Executive Officer of LS Capital since 1992 and has held the additional title of President since October 1995. From 1991 to October 15, 1994, Mr. Montle served as President and Chief Executive Officer of Viral Testing Systems Corporation, a distributor of a FDA-licensed AIDS test and other medical diagnostic products, and from 1991 to 1992, he also served as Chairman of the Board of such company. VTS filed for protection under Chapter 11 of the Bankruptcy Code on January 4, 1995. Eventually this bankruptcy proceeding was converted to a proceeding under Chapter 7, and the remaining assets of VTS have been liquidated.

         C. Thomas Cutter has served as a director of the Company since inception. He has also served as a Director of LS Capital since December 1992. Since 1968, he has served as President, Director and sole shareholder of Cutter Fire Brick Co., Inc., which is engaged in the repair and maintenance of industrial heat enclosures. Since 1975, Mr. Cutter has served as President, Director and sole shareholder of both Cutter Ceramics, Inc., a manufacturer and distributor of art clay, and ADC Supply Corp., a distributor of industrial insulation materials. Moreover since 1985, Mr. Cutter has served as President, Director and sole shareholder of Cutter Northern Refractories, Inc., which is engaged in the repair and maintenance of industrial heat enclosures.

                             EXECUTIVE COMPENSATION

         The Company does not expect to pay any executive officer in the current fiscal year total annual salary and bonus exceeding $100,000.

         The Company has entered into an employment agreement (the "Employment Agreement") with Richard W. Lancaster, the Company's President and Chief Operating Officer. Pursuant to the Employment Agreement, Mr. Lancaster is to receive an initial annual salary of $72,000. In April, 1998, Mr. Lancaster began receiving a consulting fee of $1,000 per month in lieu of salary. Mr. Lancaster's salary will be reviewed annually in January by the Company's compensation committee. Pursuant to the Employment Agreement, LS Capital issued to Mr. Lancaster 50,000 shares of its common stock, and LS Capital agreed to grant to Mr. Lancaster options to acquire shares of LS Capital common stock. These options cover 250,000 shares of LS Capital common stock, which may be purchased at an option price of $1.00 per shares and which will vest in batches of 50,000 shares every 90 days commencing June 24, 1997. These options also cover an additional 250,000 shares of LS Capital common stock, which may be purchased at an option price of $2.00 per shares and which will vest in batches of 50,000 shares every 90 days commencing September 24, 1997. Notwithstanding the preceding, all options will be vested upon the sale or merger of LS Capital. Mr. Lancaster is also entitled to participate in all executive health, disability, life insurance and pension plans created for the officers of LS Capital. The Employment Agreement is terminable by both Mr. Lancaster or the Company at any time; provided, however, that Mr. Lancaster has agreed to give to the Company two-months prior written notice. In the Employment Agreement, the Company has agreed (unless Mr. Lancaster's employment is terminated by the Company for cause) to pay to Mr. Lancaster his salary under the Employment Agreement for three months after termination or until the commencement of his new employment, whichever occurs sooner. If the Company terminates Mr. Lancaster's employment, one-half of the current period's unvested options will vest, but if Mr. Lancaster terminates his employment, all unvested options will be canceled as of the date of his termination notice. The Employment Agreement does not contain a covenant not to compete.

         The authorized number of directors of the Company is presently fixed at three. Each director serves for a term of one year that expires at the following annual shareholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

                 GRIFFIN GOLD GROUP, INC. 1998 STOCK OPTION PLAN

         On January 21, 1998, the stockholders of the Company approved the Griffin Gold Group, Inc. 1998 Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive stock options qualifying under the Internal Revenue Code to officers and other employees of the Company ("ISO's), the grant of non-qualified options to directors, officers, employees and consultants of the Company ("Non-Qualified Options"), awards of stock in the Company to directors, officers, employees and consultants of the Company ("Awards"), and opportunities for directors, officers, employees and consultants of the Company to make purchases of stock in the Company ("Purchases"). The Plan is to be administered by the Board of Directors of the Company or a committee appointed thereby.

         The Board or committee has substantial discretion pursuant to the Plan to determine the persons to whom ISO's, Non-Qualified Options, Awards and authorizations to make Purchases may be granted or authorized and also to determine the amounts, time, price, exercise terms and restrictions imposed in connection therewith. ISO's may be granted to any employee (which may include officers and directors who are also employees) of the Company or its subsidiaries. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director. One million (1,000,000) shares of stock are authorized to be issued pursuant to the Plan. Rights under the Plan, including ISO'S, Non-Qualified Options, Awards and authorizations to make Purchases, may be granted for the next ten years pursuant to the Plan.

         Certain statutory requirements with respect to ISO's are set forth in the Plan. These requirements provide that the exercise price per share in connection with ISO's shall be not less than the fair market value of the stock on the date of the grant, and with respect to an ISO's granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock in the Company and subsidiaries, shall be not less than 110% of the fair market value per share of Common Stock on the date of grant. In addition, an employee may be granted ISO's only to the extent that such ISO's do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISO's were granted) of Common Stock in that year.

         Each Option, which term includes ISO's and Non-Qualified Options, expires not more than ten years and one day from the date of grant in the case of Non-Qualified Options, ten years from the date of grant in the case of most ISO's, and five years from the date of grant in the case of ISO's granted to an employee owning stock possessing more than 10% of the total combined voting power of all combined classes of stock in the Company and its subsidiaries. Options may expire earlier as determined by the Board or the committee. The Board or the committee may determine vesting provisions in its discretion.

         If an ISO optionee ceases to be an employee of the Company or a subsidiary other than by reason of death or disability, his ISO's shall terminate on the date of termination of his employment in the case of voluntary termination, and shall terminate on the date 30 days after the termination if his employment in the case of involuntary termination of employment (but not later than their specified expiration dates). In the case of death, ISO's may be exercised by an ISO optionee's estate, personal representative or beneficiary at any time prior to the earlier of the specified expiration date of the ISO's or 180 days from the date of the optionee's death. If an ISO optionee's employment is terminated by reason of disability, the optionee may exercise his ISO's at any time prior to the earlier at the specified expiration date of the ISO's or 180 days from the date of the termination of employment.

         Options are generally non-assignable. The Board or the committee may place restrictions on Non-Qualified Options which are the same as those provided with respect to ISO'S, in connection with any particular grant, in its discretion. Options carry certain anti-dilution provisions concerning stock dividends, stock splits, consolidations, mergers, recapitalizations and reorganizations. The Board or the committee has the right, pursuant to the Plan, to terminate Options in the event of dissolution or liquidation of the Company. In addition, at any time, non-exercised ISO's may be converted into Non-Qualified Options at the Board's or the committee's discretion.

                              CERTAIN TRANSACTIONS

         In connection with the organization of the Company and the transactions provided for in the Exploration/Option Agreement, LS Capital Corporation, Ed Hemsted, Keith J. McKenzie and Kent E. Lovelace, Jr. (each now a beneficial owner of more than 5% of the outstanding Common Stock) were issued 1,000,000, 475,000, 275,000 and 225,000 shares of Common Stock, respectively. For more detailed information on these issuances of shares, see "BUSINESS -Introduction." Paul J. Montle, a director of the Company, is Chairman of the Board and Chief Executive Officer of LS Capital. Mr. Lovelace is also a director of LS Capital.

         The Company has entered into an agreement with Desert Minerals, Inc. ("DMI"), a partially-owned subsidiary of LS Capital whereby DMI would process the Company's ore on a limited basis. For more detailed information on this agreement, see "BUSINESS - Operations - Extraction."

         The Company has entered into verbal and written agreements with LS Capital whereby LS Capital has agreed to license or sublicense certain of the Technologies to the Company. For more detailed information on these agreements to license and sublicense, see "BUSINESS - Intellectual Property."

         In connection with the Distribution, Paul J. Montle (a director of the Company) and Kent E. Lovelace, Jr. (a beneficial owner of more than 5% of the outstanding Common Stock) are expected to receive, by virtue of their stock ownership in LS Capital, approximately 10,862 and 9,974 respectively, of the shares of Common Stock comprising the Distribution.

         LS Capital has loaned amounts to the Company from time to time. As of March 31, 1998, the total of these loans equaled approximately $597,763. The outstanding balance of these loans accrues interest at a rate of 8% per annum. The outstanding balance (as well as accrued interest) is due and payable on demand. LS Capital has indicated that it has no present intention to demand payment of these outstanding amounts.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of May 18, 1998 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.

                                                      Beneficial Ownership      Beneficial Ownership
Name and Address of                                  Prior to Distribution(1)   After Distribution(1)
Beneficial Owner                                     Number           Percent   Number           Percent

Kent E. Lovelace, Jr.                                2,975,000     79.3%(2)     1,599,724         42.7%(3)
3300 West Beach Blvd., Suite 202
Gulfport, Mississippi 39502

LS Capital Corporation                               2,750,000(4)  73.3%        1,364,750(5)      36.4%
15915 Katy Freeway, Suite 250
Houston, Texas 77094

Paul J. Montle                                       2,750,000     73.3%(6)     1,375,462         36.7%(7)
15915 Katy Freeway, Suite 250
Houston, Texas 77094

Edwin Hemsted                                          475,000     12.7%          475,000         12.7%
1155 Harwood St. #1003
Vancouver, British Columbia
CANADA V6E 1S1

Keith J. McKenzie                                      275,000      7.3%          275,000          7.3%
1400 355 Burrand St.
Vancouver, British Columbia
CANADA V6C 2G8

All directors and officers
as a group (four persons)                            2,750,000     73.3%(6)     1,375,462         36.7%(7)


(1) Includes shares of stock beneficially owned pursuant to options and warrants exercisable within 60 days after the date of this Prospectus.

(2) Includes 225,000 shares owned directly; and includes 1,000,000 shares owned directly, beneficially and of record by LS Capital Corporation, a corporation of which Mr. Lovelace is a director, 1,750,000 shares beneficially owned by LS Capital Corporation pursuant to warrants currently exercisable.

(3) Includes 234,974 shares owned directly; and includes the 722,950 shares that will be owned directly, beneficially and of record after the Distribution by LS Capital Corporation, a corporation of which Mr. Lovelace is a director, and 641,800 shares beneficially owned by LS Capital pursuant to warrants currently exercisable.

(4) Includes 1,000,000 shares owned directly; and includes 1,750,000 shares beneficially owned pursuant to warrants currently exercisable.

(5) Includes 722,950 shares that will be directly owned after the Distribution; and includes 641,800 shares that will be beneficially owned after the Distribution pursuant to warrants currently exercisable.

(6) Includes 1,000,000 shares owned directly, beneficially and of record by LS Capital Corporation, a corporation of which Mr. Montle is a director and the Chief Executive Officer; and includes 1,750,000 shares beneficially owned by LS Capital Corporation pursuant to warrants currently exercisable.

(7) Includes 10,682 shares owned directly; and includes the 722,980 shares that will be owned directly beneficially and of record after the Distribution by LS Capital Corporation, a corporation of which Mr. Montle is a director and the Chief Executive Officer, 641,800 shares that will be beneficially owned by LS Capital after the Distribution pursuant to warrants currently exercisable.

                                THE DISTRIBUTION

Reasons for the Distribution.

         LS Capital's historical business has been the gaming industry, while the Company has recently begun its business in the mineral exploration and extraction industry. LS Capital's and the Company's respective industries are considerably different. Moreover, LS Capital may in the future become involved in industries other than the mineral exploration and extraction industry. The respective Board of Directors of LS Capital and the Company have determined that it is in the best interests of LS Capital and the Company to undertake the Distribution, thereby more firmly establishing the identity of the Company separate from LS Capital and creating a public trading market for the Common Stock for the reasons described herein.

         The Distribution is designed to establish the Company as a stand alone independent company which can adopt strategies and pursue objectives appropriate to its specific business. The Distribution will enable each management team at LS Capital and the Company to better focus on the profitable growth opportunities in their respective industries. Also, the Distribution will enhance each of LS Capital's and the Company's respective abilities, as and when appropriate, to engage in strategic acquisitions in their respective existing and new lines of business through acquisitions using their own respective capital stock. Moreover, the Distribution should better enable the Company's ability, as and when appropriate, to procure project financing from lenders that might otherwise be unwilling to provide financing because of the business in which LS Capital is engaged. In addition, LS Capital and the Company believe that the separation of LS Capital's gaming business from the Company's mineral exploration and extraction business will cause the two entities to be recognized by the financial community as distinct businesses with different investment risk and return profiles. As a result of the Distribution, LS Capital should retain its following in the financial community primarily as a gaming concern or holding company while the Company should develop its following primarily as a mineral exploration and extraction. In this regard, investors will be better able to evaluate the merits and future prospects of the businesses of LS Capital and the Company, enhancing the likelihood that each will achieve appropriate market recognition for its performance and potential, and thereby enhance stockholder value. Furthermore, current stockholders and potential investors will be able to direct their investments to their specific areas of interest. In addition, the value of the Common Stock may be increased through its publicly trading as the number of potential investors increases substantially as the Common Stock becomes publicly available. Finally, the Distribution is also designed to allow the Company to establish its own employee stock ownership plan and other equity-based compensation plans so that there will be a more direct alignment between the performance of the Company and the compensation of employees of the Company, which, among other things, is intended to strengthen and support the Company's ability to achieve cost savings, greater efficiencies and sales growth.

         In addition, LS Capital has hired a consultant to evaluate the best structure to manage LS Capital's proposed business activities and maximize value for its stockholders. LS Capital has not received the report from the consultant but LS Capital has been advised that such report may include a recommendation that LS Capital convert to closed-end non-diversified investment holding company status. If this recommendation is made and followed, LS Capital expects to make additional distributions (similar to the Distribution) of stock in other of its subsidiaries.

         For the reasons stated above, the LS Capital Board of Directors believes that the Distribution is in the best interest of LS Capital. In reaching its conclusions, the LS Capital Board of Directors has determined that the Distribution is fair, from a financial point of view, to the holders of shares of LS Capital common stock, although the Board of Directors has not sought the opinion of any financial advisor to such effect.

Manner of Effecting the Distribution.

         The Distribution consists of an aggregate of approximately 277,050 shares of Common Stock and approximately 1,108,200 Class A Warrants. The exact numbers will depend upon final information provided by LS Capital's transfer agent, although exact numbers are not expected to differ significantly. In connection with the Distribution, each stockholder of LS Capital owning at least 50 shares of LS Capital common stock will receive one share of Common Stock and four Class A Warrants for each 50 shares of LS Capital common stock owned on the Record Date. Fractional shares of Common Stock will not be issued. Instead, LS Capital stockholders owning fewer than 50 shares of LS Capital common stock on the Record Date will receive, in lieu of any share of Common Stock, a cash dividend of $.01 per share of LS Capital common stock owned on the Record Date. In addition, any LS Capital stockholder receiving Common Stock and otherwise entitled to a fractional share of Common Stock shall receive, in lieu of any fractional share of Common Stock, a cash dividend of $.01 per share of LS Capital common stock otherwise causing the fractional share, up to an aggregate dividend of $.49. Checks representing payment of cash dividends in lieu of fractional shares may be obtained, by LS Capital stockholders owning a total number of LS Capital common stock not a perfect multiple of 50, by sending a written request to LS Capital Corporation, 12915 Katy Freeway, Suite 250, Houston, Texas 77094, Attention: Corporate Secretary. Certificates representing the number of shares of Common Stock and number of Class A Warrants to which LS Capital stockholders are entitled are being delivered to LS Capital stockholders simultaneously with this Prospectus. The shares of Common Stock will be fully paid and nonassessable. The holders thereof will not be entitled to preemptive rights nor cumulative voting rights. See "DESCRIPTION OF CAPITAL STOCK."

         No holder of LS Capital common stock will be required to pay any cash or other consideration for the shares of Common Stock or Class A Warrants received in the Distribution or to surrender or exchange shares of LS Capital common stock in order to receive shares of Common Stock or Class A Warrants.

         Shares of Common Stock and the Class A Warrants distributed to LS Capital stockholders in connection with the Distribution generally will be freely transferable. Such shares and warrants are expected to be traded in the over-the-counter market, and thus may be purchased and sold through the usual investment channels, including securities broker/dealers. Subject to the sponsorship of a market maker, shares of Common Stock and the Class A Warrants are expected to be traded on the OTC Electronic Bulletin Board. Notwithstanding the above, shares of Common Stock and the Class A Warrants received in connection with the Distribution by persons who are deemed "affiliates" of the Company under the Act will be subject to certain restrictions. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include the directors and principal executive officers of the Company as well as any principal stockholder of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act, such as the exemptions afforded by Section 4(2) of the Act and Rule 144 thereunder.

Non-Participating Shares.

         Of the Company's two million outstanding shares of Common Stock, 1,500,000 are not being registered in connection herewith and will not be participating in the Distribution or be subject to sale by LS Capital. These shares were not included in the registration because management of the Company and LS Capital believed that registering these shares would create too large a supply of shares in the public's hand, with a potential downward pressure on the price of the Common Stock as a consequence. Moreover, the Company wants certain of the holders of the 1,500,000 shares not being registered to retain a vested interest in the Company. Even though these 1,500,000 shares will not be registered, they will benefit from the public trading market in the Common Stock created by the Distribution when such shares can be sold pursuant to Rule 144 under the Act and any increase in the value of the Common Stock resulting from the public market.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Neither the Company nor LS Capital has obtained a private letter ruling from the Internal Revenue Service nor an opinion of tax counsel with respect to possible federal income tax consequences of the Distribution. However, the Company and LS Capital are generally aware of the taxability of a corporate distribution of property pro rata to its shareholders.

         Distributions by corporations to their shareholders may be taxable. In general, where the distribution is made out of the earnings and profits of the corporation, the amount received is taxable as ordinary income. Where distributions are made in excess of the corporation's earnings and profits, the recipient is normally not taxed to the extent of its basis in the stock. Distributions in excess of earnings and profits and basis are normally taxed as if the shareholder had sold his stock.

         As of June 30, 1997, LS Capital had no accumulated earnings and profits. Therefore, distributions of shares of Common Stock to LS Capital shareholders are not taxable as ordinary income. The amount of such distribution is the fair market value of the Common Stock on the date of distribution. In this case, valuation of Common Stock is not easily possible, given the unproven nature of the mining claims and incomplete status of the ore extraction technology development. There has been no attempt to place a value on the Common Stock by the management of the Company or of LS Capital, and such valuation is the responsibility of each LS Capital shareholder who receives Company stock, and his or her own tax advisor. However, in the opinion of Company management, such valuation might be reasonably placed at $.0124 per Company share, if the Company's net investment in its mining claims and the extraction technology is one-third of LS Capital's total net investment in mining claims and extraction technology.

         If an individual LS Capital shareholder agrees with this estimate, the tax consequences to him are that if his adjusted tax basis of his LS Capital shares are in excess of $.00124 per share (each share of Common Stock is distributed for every fifty LS Capital shares), then such Common Stock distribution to him should be considered a "non-taxable return of capital." Such $.00124 per share should then be deducted from such shareholder's LS Capital per share tax basis and $.0124 per share will be the new cost basis of his or her Company stockholdings.

         For domestic corporations which hold LS Capital common stock, the amount of the Distribution for purposes of determining dividend income, return of capital, or capital gain will be the lesser of (i) the fair market value of the Common Stock at the date of the Distribution, or $.0124 per share if such corporate shareholder accepts the Company's valuation methodology, or (ii) its adjusted per share basis of its investment in LS Capital common stock. A domestic corporation's basis in LS Capital common stock will also be the lesser of the foregoing amounts.

     STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION WILL VARY FROM JURISDICTION TO JURISDICTION. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE APPLICABLE TAX CONSEQUENCES OF THE ISSUANCE AND DISPOSITION OF THE SHARES BEING DISTRIBUTED.

Receipt of Shares.

         The receipt of shares of Common Stock will result in a taxable capital gain to LS Capital shareholders to the extent that such fair value of Company Stock exceeds their tax basis in LS Capital common stock at the time of issuance.

Sale of Shares.

         A LS Capital stockholder whose shares of Common Stock are sold will realize capital gain or loss measured by the difference between the amount realized and the stockholder's tax basis in such shares.


Holding Period.

         The holding period of the shares of Common Stock received in connection with the Distribution is measured from the date that the shares are distributed to LS Capital stockholders.

Other Tax Consequences.

         There may be other federal, state, local or foreign tax considerations (including potential withholding requirements) applicable to the circumstances of particular LS Capital stockholders who should consult with their own tax advisors to determine the applicable tax consequences of the issuance and disposition of the shares of Common Stock being distributed.

                        OTHER SECURITIES BEING REGISTERED

         In addition to the shares comprising the Distribution, the Company is registering with the Commission, and this Prospectus covers, an additional 5,000,000 shares of Common Stock in order to facilitate the Company's ability to pursue other mineral exploration and extraction opportunities. It is anticipated that this will enable the Company to issue registered stock in connection with any one or more acquisitions of assets or mergers with existing businesses. The Company has not identified any acquisitions that it currently intends to pursue. The Company is not now seeking to identify any acquisitions candidates, and the Company does not now intend to pursue an active acquisition program, although the Company will seriously consider any attractive acquisition candidate. There is not now any agreements, arrangements or understandings in connection with any business acquisition or combination. The Company has not developed, nor does it currently intend to develop, an acquisition criterion, a valuation model or a standardized transaction structure it will use on a consistent basis for acquisitions. Instead, the Company anticipates considering each acquisition on a case-by-case basis. However, the Company expects that the acquisitions will be in the precious minerals exploration and extraction industries, and the purchase price for acquisition candidate will be based on quantitative factors, including historical revenues, profitability, financial condition and contract backlog, as well as the Company's qualitative evaluation of the candidate's management team, operational compatibility and customer base. Nonetheless, the Company expects that if it acquires suitable candidates or assets it will issue in exchange for such candidates and assets some of the 5,000,000 shares of Common Stock being registered in this connection and for this purpose.

         The issuance of such shares and the consideration to be received therefor will be entirely within the discretion of the Company's Board of Directors. Although the Board of Directors intends to utilize its reasonable business judgement and to fulfill its fiduciary obligations to the Company's then existing stockholders in connection with any issuance, it is possible that the future issuance of additional shares could cause immediate and substantial dilution to the net tangible book value of those shares of the Common Stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of the Company's issued and outstanding shares could have a material adverse effect on the market value of the shares.

         The Company is also registering 250,000 shares of Common Stock that LS Capital may acquire at a per-share price of $.50 pursuant to the LS Capital Warrant. LS Capital may exercise the LS Capital Warrant at any time or from time to time during its five-year term, and LS Capital may, at its option, reduce the amount of indebtedness owed by the Company to LS Capital by the amount of the exercise price of the LS Capital Warrant as a means of paying the exercise price of the LS Capital Warrant.

         Moreover, the Company is also registering 1,500,000 Class B Warrants entitling the holders thereof to acquire an aggregate of 1,500,000 shares of Common Stock at a per-share price of $1.00. The Class B Warrants will be issued to the holders of the Class A Warrants upon exercise of the Class A Warrants at rate of one Class B Warrant for each Class A Warrant exercised, without the payment of any additional consideration. The shares of Common Stock into which the Warrants may be converted are also being registered. Finally, of the 500,000 shares of Common Stock and 1,500,000 Class A Warrants being registered, the approximately 222,950 shares of Common Stock and approximately 391,800 Class A Warrants not part of the Distribution may be sold by LS Capital Corporation in the future to reimburse LS Capital Corporation for the efforts and expenses that it incurred in connection with the Distribution.

                                  OTHER MATTERS

         The Distribution is not being made in any states or other jurisdictions in which it in unlawful to do so. The Company may delay the commencement of the Distribution in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Distribution. The Company may, if it so determines in its sole discretion, decline to make modifications to the terms of the Distribution requested by certain states or other jurisdictions, in which event LS Capital stockholders resident in such states or other jurisdictions will not be eligible to participate in the Distribution.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of certain terms of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation incorporated herein by reference.

Capital Stock.

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share.

Securities Being Offered.

         The securities offered hereby consist of units of one share of the Company's Common Stock and four redeemable Class A Warrants. The Common Stock and the Class A Warrants comprising the units are separately transferable immediately following the date of this Prospectus. Prior to this offering, there has been no public market for the Common Stock or Class A Warrants.

Common Stock.

         The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.01 per share. As of the date of this Prospectus, 2,000,000 shares of Common Stock were outstanding. All of the shares of Common Stock are validly issued, fully paid and nonassessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Warrants.

         The Warrants are comprised of Class A Warrants and Class B Warrants. The Class A Warrants are being issued in connection with the Distribution, and the Class B Warrants will be issued in connection with the exercise of the Class A Warrants. The Class A Warrants and the Class B Warrants feature identical rights other than as indicated herein. The Warrants will be issued in registered form under a warrant agreement (the "Warrant Agreement") between the Company and Continental Stock Transfer Company as warrant agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

         Each Warrant will be separately transferable and will entitle the registered holder thereof to purchase one share of Common Stock, subject to adjustment as described below. A Class A Warrant may be exercised for a period of three years after the Registration Statement of which this Prospectus is a part becomes effective. A Class B Warrant may be exercised for a period of three years after the first Class B Warrant is issued. Subject to adjustment as described below, the purchase price for shares of Common Stock acquired pursuant to exercises of the Warrants shall be $.50 per share in the case of the Class A Warrants, and $1.00 per share in the case of the Class B Warrants. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

         Any or all of the Warrants may be redeemed by the Company at a price of $.01 per Warrant, upon the giving of not less than 30 days' nor more than 60 days' written notice at any time after the date of this Prospectus, provided that (depending on the market in which the Common Stock is traded) the closing bid price, closing sales price or average of the closing bid and closing ask prices has been at least $.75 (in the case of a Class A Warrant), and $1.25 (in the case of a Class B Warrant), on each of the ten (10) consecutive trading days ending on the third day prior to the day on which the redemption notice is given. The right to purchase the Common Stock represented by the Warrants so called for redemption will be forfeited unless the Warrants are exercised prior to the date specified in the foregoing notice of redemption.

         A holder may exercise Warrants by surrendering the certificate evidencing the Warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate properly completed and executed and the payment of the exercise price and any transfer tax. Upon exercise of a Class A Warrant, the exercising holder shall be issued one Class B Warrant without the payment of any additional consideration. Warrant holders will not have any voting or other rights as stockholders of the Company unless and until some Warrants are exercised and shares issued pursuant thereto. If fewer than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Holders of the Warrants may sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.

         For a holder to exercise a Warrant, there must be a current registration statement on file with the Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments. While it is the Company's intention to file post-effective amendments when necessary, there is no assurance that the registration statement will be kept effective. If the registration statement is not kept current for any reason, the Warrants will not be exercisable, and holders thereof may be deprived of value. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants. If the Company is unable to qualify the Common Stock underlying the Warrants for sale in certain states, holders of the Warrants in those states will have no choice but to either sell the Warrants or allow them to expire.

         For the life of the Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

         The Company has authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

Preferred Stock.

         The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock (the "Preferred Stock"). As of the date of this Prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at lease a majority of the outstanding shares constituting such series.

         One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Delaware Legislation.

         The Company is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). The Company has not elected out of Section 203, and the restrictions imposed by
Section 203 apply to the Company. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of the Company.

Shares Eligible for Future Sale.

         Prior to the Distribution, there has been no public market for the Common Stock. Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

          Upon completion of the Distribution, the Company will have issued and outstanding 2,000,000 shares of Common Stock, approximately 1,510,682 of which are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. All of the 1,500,000 outstanding shares of Common Stock not being registered have been outstanding for over one year and are thus eligible for sale under Rule 144.

         In general, under Rule 144 (as amended effective April 29, 1997), one year must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Under Rule 144 (as amended effective April 29, 1997), if two years have elapsed since the holder acquired restricted shares from the Company or from any affiliate of the Company, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. All or nearly all of the 2,500,000 outstanding shares of Common Stock not part of the Distribution are held by affiliates, and so long as they are held by affiliates they will not become eligible for sale free from the restrictions of Rule 144.

         In addition to the preceding, this Prospectus covers an additional 5,000,000 shares of Common Stock, which the Company may use in connection with future business combination transactions.

                                 DIVIDEND POLICY

         The Company has paid no cash dividends on its Common Stock, and the Company presently intents to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                                   USE OF PROCEEDS

         The Company will not receive any proceeds from the Distribution or from the sale of the Common Stock and Class A Warrants being registered on behalf of LS Capital. Moreover, the Company will not receive any proceeds when it issues any of the other 5,000,000 shares covered by this Prospectus. However, such other shares are intended be used for business combination transactions pursuant to which the Company will acquire direct or indirect ownership of assets and properties. The Company will receive all proceeds from the exercise of the Warrants and the LS Capital Warrant. The Company expects to use the proceeds from the exercise of the Class A Warrants to fund operations over the next twelve months in roughly the following manner (proceeds from the exercises of the Class A Warrants not used for the purposes set forth below will be used for general corporate purposes):

         PAYROLL  -        Two laboratory technicians                  $150,000
                                    Two processing personnel           $ 40,000
                                    One plant manager                  $ 40,000
                                    One part-time secretary            $ 20,000
                                    Subtotal                                                               $250,000

         PLANT OPERATIONS           (chemicals, electricity, insurance,                                    $200,000
                                    workers' compensation, and the like)

         ADDITIONAL LABORATORY TESTING EQUIPMENT                                                           $100,000

         ADDITIONAL PLANT PROCESSING EQUIPMENT                                                             $250,000

         COMPLETION COSTS  (chain of custody and laboratory
                                    testing, and refiners fees)                                            $200,000

         TOTAL                                                                                           $1,000,000

         The Company expects to use the proceeds from the exercise of the Class B Warrants and the LS Capital Warrant to fund partially the costs and expenses of the construction of the larger processing plant discussed in "BUSINESS - Operations - Extraction."

                                     EXPERTS

         The financial statements and schedules of Griffin Gold Group, Inc. as of June 30, 1997 and for the period October 30, 1996 (inception) through June 30, 1997 have been included herein and in the registration statement in reliance upon the report of Malone & Bailey, PLLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                         MANAGEMENT'S PLAN OF OPERATION

         Certain of the Technologies have been determined to be capable of extracting precious minerals in a laboratory setting. It has also determined that precious minerals are contained in the ores mined from the Company's mineral properties. However, the Technology must prove capable of producing precious minerals from ores mined from the Company's mineral properties on a larger scale at cost levels that will enable production to occur profitably. Currently, the Company's ore is being processed at DMI's "pilot" plant on a limited basis in connection with the testing of the Technologies on a larger scale. At the present, less than one ton per day (a "TPD") is being processed. Certain of the Technologies have proven capable of producing precious minerals from ores mined from the Company's mineral properties at this larger scale, but the yields have been inconsistent and have had a large variance ranging from .05 to .50 troy ounces of gold equivalent (which includes silver, platinum, palladium, iridium and small quantities of tantalum) per ton of ore. At the low end of this range, the Company would operate at a slight loss, while at the high end of this range, the Company would experience substantial profits. Nonetheless, the Company can not operate at a profit unless it is able to achieve yields within this range at a much larger commercial scale, and there can be no assurance that the Company will be able to achieve such yields at the larger commercial scale. Scaling up the use of the Technologies from the laboratory setting to the pilot plant setting has created some unforeseen difficulties in the application of the Technologies. The Company is currently working to solve these difficulties, and management is fairly confident that these difficulties can be overcome. However, there can be no assurance that these difficulties can be overcome at a cost acceptable to and manageable by the Company or even at all for that matter. Furthermore, there can be no assurance that if these difficulties are overcome, the Company will not encounter additional unforeseen difficulties in the scaling up of the Technologies, and that if additional unforeseen difficulties are encountered, the Company will be able to overcome them at a cost acceptable to and manageable by the Company or even at all for that matter.

         For the next twelve months, the Company's primary activities will be to work to achieve higher yields from processed ores through experimentation with alternative ways of handling certain components of the most advanced Technologies' extraction process and varying the levels of various commodities used in this process, to continue to develop the Technologies in the developmental stage, and (subject to the Company's receipt of funds therefor) to acquire equipment necessary to advance the testing of the Technologies, to obtain third party chain of custody verification of the performance of the Technologies and the level of mineral deposits on the Company's mineral properties, and to obtain end-product certification of the finished materials as to their value and refining ability. Certain of the foregoing activities depend on the Company's receipt of an adequate amount of funds, and there can be no assurance that the Company will be successful in procuring these funds. In the event that yields achieve a satisfactory level, the Company will endeavor to scale up the level of processing to five TPD. Once this scale is achieved with satisfactory results, the Company and LS Capital intend to commission an engineering and design feasibility study with regard to the larger plant described above. In the interim, the Company and LS Capital expect to devote efforts to procuring financing for the larger plant in the event a decision is made to pursue construction.

         The Company expects that it will need approximately $1.0 million to pursue its plan of operation over the next twelve months. For a description as to how such $1.0 million would be utilized, see "USE OF PROCEEDS." The Company does not now have funds in this amount. Thus far, the Company has financed its operations primarily through capital contributions made by certain of its stockholders. These stockholders are no longer obligated to contribute any additional amounts to the Company. In addition, no other person is obligated to provide any additional funds to the Company. The Company expects to finance its plan of operations over the next twelve months through exercises of the
Warrants, cash flow from operations, the possible placement of the Company's equity securities, joint venture arrangements (including project financing), the use of certain shares of Common Stock to be registered pursuant to another registration statement to encourage outside consultants to provide services to the Company, and the use of certain of the shares of Common Stock covered by this Prospectus for purposes of acquisitions. See "RISK FACTORS - Lack of Revenue and Need for Additional Capital." If the Company is unable to procure sufficient funds, the Company would be constrained to scale back its operations from the levels described herein, and (in an extreme case) curtail operations entirely on a temporary or even permanent basis. The failure to procure sufficient funds would have a material adverse effect on the Company. Moreover, the procurement of funds or the use of the Company capital stock in lieu of procuring funds could have certain material adverse effects on the Company and its stockholders. See "RISK FACTORS - Risk of Potential to Dilution Future Share Issuances" and "RISK FACTORS - Risks from Acquisitions." To the extent that funds are available, the Company expects that it might spend in the next twelve months approximately $100,000 in improvements to the pilot plant's laboratory and approximately $250,000 in additional equipment used in connection with the physical processing operations relating to the pilot plant. While the contemplated improvements and equipment would greatly further the testing of the Technology and the pilot plant, management believes that continued testing can continue if funds are not available to procure these improvements and equipment, though perhaps not a level to prove or disprove the capabilities of the Technology.

         In addition, the Company now has eight employees. It expects that it will need to have as many as 10 employees if the Company's level of processing increases to five TPD and more if processing exceeds this level. The Company does not now foresee any problem in hiring a sufficient number of qualified employees number of qualified employees.

                                             GRIFFIN GOLD GROUP, INC.

                                           INDEX TO FINANCIAL STATEMENTS

Period ended June 30, 1997:

Independent Auditor's Report                                                                              F-1

Balance Sheet as of June 30, 1997                                                                         F-2

Income Statement for the period from
  October 30, 1996 (Inception) to June 30, 1997                                                           F-3

Statement of Stockholder's Equity for the period from
  October 30, 1996 (Inception) to June 30, 1997                                                           F-4

Statement of Cash Flows for the period from
  October 30, 1996 (Inception) to June 30, 1997                                                           F-5

Notes to Financial Statements                                                                             F-6

Nine Months ended March 31, 1998:

Balance Sheet as of March 31, 1998 (unaudited)                                                            G-1

Income Statement for the periods from
  October 30, 1996 (Inception) to March 31, 1998 (unaudited)                                              G-3

Statement of Stockholder's Equity for the periods from
  October 30, 1996 (Inception) to March 31, 1998 (unaudited)                                              G-4

Statement of Cash Flows for the periods from
  October 30, 1996 (Inception) to March 31, 1998 (unaudited)                                              G-5

Notes to Financial Statements                                                                             G-6

October 20, 1997


Independent Auditor's Report

To the Board of Directors and Stockholders
Griffin Gold Group, Inc.
Houston, Texas

We have audited the accompanying balance sheet of Griffin Gold Group, Inc. as of June 30, 1997, and the related statements of expenses , stockholders' equity, and cash flows for the period from inception (October 30, 1996) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Gold Group, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.



MALONE & BAILEY, PLLC
Houston, Texas

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                                                                                                     June 30,
                                                                                                       1997
                                    ASSETS
Current Assets
Cash                                                                                         $           65
Marketable securities                                                                                50,000
Stock subscriptions receivable                                                                       56,407
Amounts receivable from affiliates                                                                   95,000
Prepaid services                                                                                     10,010
                                                                                                     ------
         Total Current Assets                                                                       211,482
Vehicles                                                                                             24,071
Equipment                                                                                            56,063
Mining claims                                                                                        26,739
                                                     TOTAL ASSETS                                 $318,355

                         LIABILITIES
Amounts payable to affiliates                                                                     $209,973

                           Total Current Liabilities                                               209,973

Stockholder's Equity
         Preferred stock, par value $.01, 10,000,000 shares
                  authorized, no shares issued or outstanding
         Common stock, par value $.01, 50,000,000 shares
                  authorized, 10,000,000 shares issued and outstanding                             100,000
         Paid in capital                                                                           400,000
         Deficit accumulated during the development stage                                         (391,618)
                                                                                                 ---------
                           Total  Stockholders' Equity                                             108,382

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $318,355













                       See notes to financial statements.
                                      F-2

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                              Statement of Expenses


                                                                                               October 30, 1996
                                                                                                 (Date of
                                                                                                (Inception) to
                                                                                                 June 30, 1997

Joint venture sharing of
      ore processing plant start up costs                                                        $310,840
General and administrative                                                                         78,699
Interest                                                                                            2,079
                                                                                                ----------

         Net loss                                                                                $391,618


Net loss per common share                                                                            $.04
Weighted average common shares outstanding
                                                                                               10,000,000

                       See notes to financial statements.
                                       F-3

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                        Statement of Stockholders' Equity

                                        Common Stock               Paid in       Accumulated
                                    Shares         Amount          Capital         Deficit          Totals
                                 -----------    -----------       -----------    ----------------   ----------
Shares issued to
   parent company at
   inception                        5,000,000    $ 50,000       $(  50,000)

Shares issued for
   cash and mining  claims          5,000,000      50,000          450,000                        500,000
Net (deficit)                                                                  $(391,618)        (391,618)
                                    -------------  ---------    -----------   -----------        ---------
Balances,
   June 30, 1997                   10,000,000   $100,000          $400,000     $(391,618)        $108,382
                                   ==========   ========          ========   ============       ========





























                       See notes to financial statements.
                                       F-4

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                             Statement of Cash Flows



                                                                               October 30, 1996
                                                                                             ( Inception) to
                                                                                                 June 30, 1997
Cash Flows from Operating Activities
   Net loss                                                                                   $(391,618)
   Adjustments to reconcile net loss to net cash
      used in operating activities
         Expenses paid with issuance of S-8 stock
           of affiliate                                                                         252,188
         Increase in prepaid services                                                           (10,010)
         Purchases of marketable securities                                                     (50,000)
                                                                                               (199,440)
Cash Flows from Investing Activities
   Purchase of vehicle and field equipment                                                      (30,134)
   Loans to affiliate to finance ore processing pilot
      plant start up costs                                                                      (95,000)
                                                                                               (125,134)
Cash Flows from Financing Activities
   Sales of stock                                                                               436,854
   Payments to an affiliate to reimburse compensation
      expenses paid with affiliate stock                                                       (112,215)

                                                                                                324,639
         Cash balance on June 30, 1997                                                      $        65
                                                                                             ===========

Supplemental Cash flow information
   Interest paid                                                                               $  2,079
   Vehicle and equipment contributed by affiliate                                                50,000
   Mining claim capitalized costs contributed by affiliates                                      26,739
   Stock subscriptions receivable (cash collected July, 1997)                                    56,407











                       See notes to financial statements.
                                       F-5

                            GRIFFIN GOLD GROUP, INC.
                          Notes to Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Business. Griffin Gold Group, Inc. ("Company") is a Delaware corporation formed October, 1996 to locate and extract gold and other precious minerals using an affiliate's new and proprietary ore processing technology.

Use of estimates. The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

Cash includes demand deposit bank accounts. Company policy includes any highly liquid investments with original maturities of three months or less.

Marketable securities are shown at market value. The $50,000 in common stock of MG Gold, Inc. was made in March, 1997 and rescinded in July, 1997 by a full refund of the purchase price.

Stock subscriptions receivable were collected in full during the quarter ended September 30, 1997.

Depreciation is calculated using the straight-line method over the useful lives of property and equipment.

Mining claims include costs incurred to procure the exploration and mining rights to 3,520 acres in southeastern California. Such costs are considered exploration and development costs and are capitalized until the claims are producing or are written off as unproductive.

Intangible assets are addressed by Accounting Principles Board Opinion 17. Company policy is to capitalize and amortize such intangibles in accordance with APB 17 as they are purchased. As of October 20, 1997, no such intangibles have been purchased.

Start up costs are accounted for as prescribed by Statement of Financial Accounting Standards No. 7. Company policy is to currently expense are start up costs related to the development of the ore processing plant being built in conjunction with Desert Minerals, Inc. (see Note 2). In accordance with APB 18, the investment in the plant is being accounted for using the equity method, under which the Company has recorded its investment at cost. No income from the plant has occurred to date.

Income taxes are not due since the Company has losses in its first year.

Earnings (Loss) per share calculations do not include the dilutive effect of common stock equivalents, if any, in years of losses.

Employee stock compensation plans are accounted for as prescribed by Statement of Financial Accounting Standards No. 123. Currently, the Company has no such plans.
                                       F-6

                            GRIFFIN GOLD GROUP, INC.
                          Notes to Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued)


NOTE 2 - TRANSACTIONS WITH AFFILIATES

The Company was formed in October, 1996 as a wholly-owned subsidiary of LS Capital Corporation ("LS Capital") by exchanging 5,000,000 shares of Company stock for 500,000 shares of LS Capital stock valued at the current market trading price of $.42 per share, or $210,000 . At the same time, the Company entered into agreements with LS Capital and three Canadian individuals to acquire the mining interests they currently own plus $500,000 in exchange for 5,000,000 shares of the Company and these same 500,000 shares of LS Capital. The mining interests were assigned a nominal carrying value for financial statement purposes. The Company began receiving this cash in March, 1997 and as of October 20, 1997, the Company had received the $500,000 in net capital contributions from these individuals. The Company entered into another agreement to acquire an interest in these same claims from an LS Capital board member for reimbursement of his acquisition costs, or $20,000.

On March 1, 1997, the Company entered into an agreement with Desert Minerals, Inc. ("DMI"), a sister company owned 47% by LS Capital and 48% by three of the four individual stockholders of the Company. This agreement provided for open-ended cash loans and expense reimbursements incurred by DMI to build and test a pilot ore testing and processing plant near the location of the mining claims. This pilot plant is still uncompleted as of October 20, 1997 and results of initial testing by this facility of Company mining claims are not yet completed.

A summary of amounts advanced by LS Capital and other shareholders to the Company and from the Company to DMI is as follows:

                                                                            March through       July through
                                                                            June 30, 1997    October 20, 1997

Cash received from sale of stock to 3 individuals                        $ 436,854           $   56,407
Cash (advanced to) repayments by LS Capital                               (112,215)             134,490
LS Capital stock used to pay Company expenses                              252,188
                                                                          ---------           ---------
                  Net receipts                                           $ 576,827            $ 190,897
                                                                         ==========           =========

Cash advanced to DMI, shown as to be repaid                              $  95,000            $ 106,040
Payment of DMI ore proc. plant start up expenses                           310,840              132,362
                                                                          ----------          ----------
   Net disbursements                                                     $ 405,840            $ 238,402

In addition to the above, in May, 1997 LS Capital contributed a truck and certain ore testing equipment to the Company valued at its original cost of $50,000. This equipment is being used on site at the DMI pilot plant facility.

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                                  Balance Sheet
                                    UNAUDITED

                                                                                      March 31,
                                                                                       1998
                             ASSETS



Current Assets
         Cash                                                                     $        3,970
         Amounts receivable from affiliates                                                2,000
                                                                                 ---------------

                                                          Total Current Assets             5,970

Property and Equipment
   Vehicles                                                                               24,071
   Equipment                                                                              56,063
   Less:  accumulated depreciation                                                  (     12,020)
                                                                                    -------------
                                                                                          68,114

Other assets - mining claims                                                              26,739
                                                                                  --------------

                                                              TOTAL ASSETS          $    100,823
                                                                                    ============

                           LIABILITIES
Current Liabilities
   Accrued liabilities                                                            $        3,641
   Amounts payable to affiliates                                                         597,763

                                              Total Current Liabilities                  601,404

Stockholders' Equity
   Preferred stock, par value $.01, 10,000,000 shares
      authorized, no shares issued or outstanding
   Common stock, par value $.01, 50,000,000 shares
      authorized, 10,000,000 shares issued and outstanding                               100,000
   Paid in capital                                                                       400,000
   Deficit accumulated during the development
      stage                                                                           (1,000,581)

                                                     Total Stockholders' Equity      (   500,581)
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $100,823




                       See notes to financial statements.
                                       G-1

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                              Statements of Expense
                                    UNAUDITED



                                                                                                                October 30, 1996
                                                           3 months ended               9 months ended         (Date of Inception)
                                                               March 31,                    March 31,             to March 31,
                                                        1998            1997             1998        1997           1998
                                                       ------------------------      ---------------------     --------------------

Joint venture sharing of ore
   processing plant start up costs             $  289,680          $  438,502   $  419,742     $  438,502     $    730,582
General and administrative                         57,300              65,212      177,201         65,212          255,900
Interest                                                                                                             2,079
Depreciation                                        4,007              12.020       12,020                          12,020
                                               -------------      -----------   ------------   ----------      -----------


         Net (loss)                            $( 350,987)         $( 503,714)  $( 608,963)   $( 503,714)      $(1,000,581)


Net loss per common share                     $(      .04)         $(    0.05)  $(    0.06)   $(    0.05)     $(      0.10)
Weighted average common
         shares outstanding                    10,000,000          10,000,000   10,000,000    10,000,000        10,000,000
























                       See notes to financial statements.
                                       G-2

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                Period from October 30, 1996 (Date of Inception)
                                to March 31, 1998
                                    UNAUDITED


                                      Common Stock                  Paid in      Accumulated
                                 Shares           Amount            Capital         Deficit          Totals
Shares issued to
   parent company at
   inception                  5,000,000        $   50,000         $ 160,000                      210,000
Shares issued for
   cash and mining
   claims                     5,000,000            50,000           240,000                      290,000

Net (deficit)                                                                                                   $(1,000,581)
                                                                               (1,000,581)    (1,000,581)

Balances,
   March 31, 1998            10,000,000         $ 100,000         $ 400,000   $(1,000,581)  $(   500,581)
                             ==========         =========         =========   ===========   ============
























                       See notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                    UNAUDITED

                                                                                           October 30, 1996
                                                          9 Months Ended                 (Date of Inception)
                                                             March 31,                      to March 31,
                                                       1998             1997                   1998
                                                       -------------------------------------------------
Cash Flows from Operating Activities
   Net loss                                          $(   608,963)   $(   503,714)         $(1,000,581)
   Depreciation                                            12,020                               12,020
   Adjustments to reconcile net loss to
       net cash used in operating activities
         Expenses paid with issuance of
            S-8 stock of affiliate                         48,500         200,983              300,688
         Write-off uncollectible loan to affiliate         93,000
         (Increase) decrease in prepaid services           10,010
         Increase in accrued liabilities                    3,641                                3,641
         Sales (purchases) of marketable securities        50,000   (      50,000)
                                                       ------------  --------------         -----------
         Total Cash Flows from Operating Activities   (   391,792)  (     352,731)        (    684,232)
                                                      -------------  -------------          -----------

Cash Flows from Investing Activities
   Purchase of vehicle and field equipment                          (      26,629)        (     30,134)
   Loans to affiliate to finance ore processing
       pilot plant start up costs                                   (      78,000)        (      2,000)
                                                  -----------------  --------------       --------------


         Total Cash Flows from Investing Activities                 (     104,629)        (     32,134)
                                                 ------------------  -------------        --------------

Cash Flows from Financing Activities
   Sales of stock                                                         441,794              493,261
   Collection of (Increase in) stock subscriptions
       receivable                                         56,407    (      14,204)
   Advances from (payments to) an affiliate              339,290           30,000              227,075
                                                      -----------  ---------------        ---------------
         Total Cash Flows from Financing Activities      395,697          457,590              720,336
                                                     ------------  --------------         ---------------

Net increase (decrease) in cash                            3,905              230                3,970
Cash at Beginning of Period                                   65
                                                     ------------  --------------         ---------------
Cash at End of Period                                $     3,970    $         230         $      3,970
                                                  ==============   ==============         ===============

Supplemental cash flow information
   Interest paid                                                                           $     2,079
   Vehicle and equipment contributed by affiliate                          50,000               50,000
   Mining claim capitalized costs contributed by
      affiliates                                                           26,739               26,739


                       See notes to financial statements.

                            GRIFFIN GOLD GROUP, INC.
                          Notes to Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. These interim statements include all adjustments which in the opinion of management are necessary in order to make the financial statements not misleading. The financial statements contained herein should be read in conjunction with the audited financial statements of the Company. Accordingly, footnote disclosure which would substantially duplicate the disclosure in those statements has been omitted.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION                                                                                             3

PROSPECTUS SUMMARY                                                                                                4

RISK FACTORS                                                                                                      8

BUSINESS                                                                                                         16

MANAGEMENT                                                                                                       24

EXECUTIVE COMPENSATION                                                                                           24

CERTAIN TRANSACTIONS                                                                                             26

PRINCIPAL STOCKHOLDERS                                                                                           28

THE DISTRIBUTION                                                                                                 29

CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                                                          32

OTHER SHARES BEING REGISTERED                                                                                    33

OTHER MATTERS                                                                                                    34

DESCRIPTION OF CAPITAL STOCK                                                                                     34

DIVIDEND POLICY                                                                                                  40

USE OF PROCEEDS                                                                                                  40

EXPERTS                                                                                                          40

MANAGEMENT'S PLAN OF OPERATION                                                                         40


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

         Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The Company's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

         The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

         The Company intends to attempt to procure directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses set forth below, will be borne by the Company.

              Item                                                                                          Amount

         SEC Registration Fee ............................................................................$2,983.85
         Blue Sky Filing Fees and Expenses.................................................................5,000.00
         Legal Fees and Expense...........................................................................30,000.00
         Accounting Fees and Expenses ....................................................................15,000.00
         Printing..........................................................................................3,700.00
         Certificate Engraving.............................................................................2,125.00
         Mailing...........................................................................................2,000.00

         Total...........................................................................................$60,808.85


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In connection with the formation of the Company, the Company issued to Edwin Hemsted ("Hemsted"), Keith J. McKenzie ("McKenzie") and Kent E. Lovelace, Jr.("Lovelace 475,000, 275,000 and 225,000 shares, respectively, of the Company's common stock (the "Common Stock"), in consideration of the exertion of their influence to cause certain other persons to enter into the Exploration /Option Agreement with the Company by which the Company acquired its rights to its Claims. In addition, LS Capital Corporation, a Delaware corporation ("LS Capital"), issued to Hemsted and McKenzie 333,332 and 166,667 shares, respectively, of LS Capital common stock. In consideration of the issuance of these shares of LS Capital common stock, LS Capital was issued 1,000,000 shares of Common Stock. Eventually, 1,500,000 Class A Warrants were issued to LS Capital as an inducement to make certain loans to the Company. Originally, W.D. Groves ("Groves") was to receive 1,250,000 shares of the Common Stock and 166,666 shares of LS Capital common stock in connection with the formation of the Company and the transactions provided for in the Exploration/Option Agreement. However, Groves decided not to participate in the Company. In this connection, Groves conveyed to Hemsted the 166,666 shares of LS Capital common stock that he was to receive, and Groves conveyed to Hemsted and Douglas Schmitt 225,000 and 25,000 shares, respectively, of the Common Stock that he also was to receive. The figures for the number of shares set forth in the preceding paragraph take into account Grove's conveyances of the shares he was to receive. In further consideration of the issuance of their shares, Hemsted and McKenzie and Groves agreed to make, and Hemsted and McKenzie and Groves eventually did make, an aggregate additional capital contribution to the Company in the amount of $500,000 by a specified date without the issuance of any additional shares, the failure of which may result in the forfeiture of their unsold Common Stock and LS Capital common stock.

          Because Hemsted, McKenzie, Groves and Schmitt are Canadian nationals, the issuances of Common Stock to them are claimed to be exempt pursuant to Regulation S under the Act. Because the Company is a partially-owned subsidiary of LS Capital and Lovelace is a director of LS Capital, the issuances of Common Stock to them is claimed to be exempt pursuant Section 4(2) of the Act.

         The number of shares of Common Stock stated above in this ITEM 26 do not take into account the Company's one-for-five reverse stock split.

ITEM 27.  EXHIBITS

Exhibit
Number              Description

3.01           Certificate of Incorporation of the Company
3.02           Bylaws of the Company
4.01           Specimen Common Stock Certificate
4.02           Warrant Agreement dated May 29, 1998 between the Company and Continential Stock
                    Transfer & Trust Company.
4.03           Warrant executed by the Company in favor of LS Capital Corporation
5.01           Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis &
                    Slogar, as to the legality of securities being registered
10.01          Agreement dated October 30, 1996 among Zeotech Industries,
                    Inc., Ed Hemsted, W.D. Groves, KJM Capital Corp., Keith J. McKenzie, Kent E.
                    Lovelace, Jr., LS Capital Corporation and the Company.
10.02          Services Agreement dated March 1, 1997 between LS Capital Corporation and Desert Minerals,
                    Inc.
10.03          Release and Partial Termination Agreement among W.D. Groves,
                    Zeotech Industries, Inc., Ed Hemsted, KJM Capital Corp., Keith J. McKenzie,
                    Kent E. Lovelace, Jr., LS Capital Corporation and the Company.
10.04          First Amendment dated July 29, 1997 to Agreement dated October 30,
                    1996 among Zeotech Industries, Inc., Ed Hemsted, W.D. Groves, KJM Capital
                    Corp., Keith J. McKenzie, Kent E. Lovelace, Jr., LS Capital Corporation and
                    the Company.
10.05          Second Amendment dated April 22, 1997 to Agreement dated October 30,
                    1996 among Zeotech Industries, Inc., Ed Hemsted, W.D. Groves, KJM Capital
                    Corp., Keith J. McKenzie, Kent E. Lovelace, Jr., LS Capital Corporation and
                    the Company.
10.06          Letter Employment Agreement dated March 27, 1998 between the Company and Richard W. Lancaster.
10.07          Letter Agreement dated March 27, 1997 among the Company, LS Capital
                    Corporation, Desert Minerals, Inc., Douglas Schmitt, Zeotech Industries, Inc.
                    and Ed Hemsted.
10.08          Exploration Agreement and Option to Lease dated June 5, 1997 among
                    Charles Jackson, Marie Unruh, James Hopkins, Sr., Tracy Hopkins, Rick Jackson,
                    Mara Jackson, Paul Jackson, Jared Jackson, and the Company
10.09          Agreement to Sublicense dated January 15, 1998 between the Company and LS Capital
                    Corporation
10.10          Griffin Gold Group, Inc. 1998 Stock Option Plan
10.11          First Supplement to License Agreement dated May 27, 1998 between the Company and Douglas Schmitt
21.01          Subsidiaries of the Registrant
23.01          Consent of Malone & Bailey, PLLC
23.02          Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar,
                    contained in Exhibit 5.01.
25.01          Power of Attorney (included on the signature page hereto).
27             Financial Data Schedule

ITEM 28.  UNDERTAKINGS

         A.  .....The undersigned Registrant will:

         .........(1)  File,  during  any  period  in which it  offers  or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

         .........(2)      For the purpose of  determining  any  liability
under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

         .........(3)      File a post-effective  amendment to remove from
registration any of the securities that remain unsold at the end of the offering.

         B. .....(1) Insofar as  indemnification  for liabilities  arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         .........(2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



















                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 21, 1998.

                            GRIFFIN GOLD GROUP, INC.


                            By: /s/ Richard W. Lancaster
                            Richard W. Lancaster, President
                            (Principal Executive Officer,
                            Principal Financial Officer and
 .                          Principal Accounting Officer)

     Pursuant to the requirements of the Securities and Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                Title                                       Date

/s/ Richard W. Lancaster    Director and President                      August 21,  1998
                                    (Principal Executive Officer
                                    and Principal Financial
                                    Officer)

/s/ Paul J. Montle          Director and Vice                           August 21,  1998
                                    President

/s/ C. Thomas Cutter*       Director                                    August 21,  1998

*    Signed by power of attorney

EXHIBIT INDEX

Exhibit No.       Description                                                                                  Page

3.01              Certificate of Incorporation of the Company
3.02              Bylaws of the Company
4.01              Specimen Common Stock Certificate
4.02              Warrant  Agreement  dated May 29,  1998  between  the
                      Company  and  Continential  Stock  Transfer  &  Trust
                      Company.
4.03              Warrant executed by the Company in favor of LS Capital Corporation
5.01              Opinion and Consent of Randall W. Heinrich, Of Counsel to Gillis &
                      Slogar, as to the legality of securities being registered
10.01             Agreement dated October 30, 1996 among Zeotech Industries,
                      Inc., Ed Hemsted, W.D. Groves, KJM Capital Corp., Keith J.
                      McKenzie, Kent E. Lovelace, Jr., LS Capital Corporation and
                      the Company.
10.02             Services Agreement dated March 1, 1997 between LS Capital
                      Corporation and Desert Minerals, Inc.
10.03             Release and Partial Termination Agreement among W.D. Groves,
                      Zeotech Industries, Inc., Ed Hemsted, KJM Capital Corp.,
                      Keith J. McKenzie, Kent E. Lovelace, Jr., LS Capital
                      Corporation and the Company.
10.04             First Amendment dated July 29, 1997 to Agreement dated October 30,
                      1996 among Zeotech Industries, Inc., Ed Hemsted, W.D.
                      Groves, KJM Capital Corp., Keith J. McKenzie, Kent E.
                      Lovelace, Jr., LS Capital Corporation and
                      the Company.
10.05             Second Amendment dated April 22, 1997 to Agreement dated October
                      30, 1996 among Zeotech Industries, Inc., Ed Hemsted, W.D.
                      Groves, KJM Capital Corp., Keith J. McKenzie, Kent E.
                      Lovelace, Jr., LS Capital Corporation and the Company.
10.06             Letter Employment Agreement dated March 27, 1998 between the
                      Company and Richard W. Lancaster.
10.07             Letter Agreement dated March 27, 1997 among the Company, LS
                      Capital Corporation, Desert Minerals, Inc., Douglas Schmitt,
                      Zeotech Industries, Inc. and Ed Hemsted.
10.08             Exploration Agreement and Option to Lease dated June 5, 1997 among
                      Charles Jackson, Marie Unruh, James Hopkins, Sr., Tracy
                      Hopkins, Rick Jackson, Mara Jackson, Paul Jackson, Jared
                      Jackson, and the Company
10.09             Agreement to Sublicense dated January 15, 1998 between the Company and LS Capital Corporation
10.10             Griffin Gold Group, Inc. 1998 Stock Option Plan
10.11             First Supplement to License Agreement dated May 27, 1998 between the Company and Douglas Schmitt
21.01             Subsidiaries of the Registrant
23.01             Consent of Malone & Bailey, PLLC
23.02             Consent of Randall W. Heinrich, Of Counsel to Gillis & Slogar,
                      contained in Exhibit 5.01.
25.01             Power of Attorney (included on the signature page hereto).
27                Financial Data Schedule